Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FCB I HOLDINGS INC.,

FCB I ACQUISITION CORP.

and

CPEX PHARMACEUTICALS, INC.

Dated as of January 3, 2011

i

ii

iii

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of January 3, 2011, by and among FCB I Holdings Inc., a Delaware corporation (“NewCo”), FCB I Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub” and each of NewCo and Merger Sub a “Buyer Entity” and collectively, the “Buyer Entities”) and CPEX Pharmaceuticals, Inc., a Delaware corporation (“Seller”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 9.13.

     WHEREAS, the boards of directors of each Buyer Entity and Seller have unanimously approved this Agreement and declared that it is advisable and in the best interests of the Buyer Entities and Seller and their respective stockholders to consummate the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, Merger Sub will merge with and into Seller (the “Merger”);

     WHEREAS, as an inducement and condition to the Buyer Entities entering into this Agreement, certain Seller Stockholders are entering into voting agreements (collectively, the “Voting Agreements”) with NewCo and Merger Sub simultaneously with the execution of this Agreement, whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to vote the shares of Seller’s common stock, par value $0.01 per share (“Seller Common Stock”), held by such stockholders in favor of adoption and approval of this Agreement and to take other actions necessary to support the consummation of the Merger;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Seller to enter into this Agreement, Footstar Corporation and Black Horse Capital LP and Black Horse Capital Master Fund Ltd. (collectively, the “FB Financing Parties”) have entered into letter agreements, dated as of the date hereof, with Seller and the Buyer Entities pursuant to which the FB Financing Parties have agreed to provide certain financing to and undertake other obligations on behalf of Seller and the Buyer Entities (the “FB Commitment Letters”);

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Buyer Entities to enter into this Agreement, Seller and American Stock Transfer & Trust Company, LLC (“AST”) are entering into an amendment (the “Rights Plan Amendment”) to that Rights Agreement between Seller and AST, dated as of June 13, 2008 (the “Rights Agreement”), so as to render inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby (collectively, the “Transaction”) those preferred stock purchase rights associated with shares of Seller Common Stock (the “Seller Rights”);

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Buyer Entities and Seller to enter into this Agreement, NB Athyrium LLC, Columbia NB Crossroads Fund LP, NB PEP Investments I LP (Incorporated), NB Crossroads 2010 — SS Holdings LP, Siguler Guff Distressed Opportunities Fund III, LP, Siguler Guff Distressed Opportunities Fund III (P), LP, Siguler Guff Distressed Opportunities Fund III (T), LP, Siguler Guff Distressed Opportunities Fund III (F), LP, Siguler Guff Distressed Opportunities Fund IV, LP, PEPI Capital, L.P., ISZO Capital LP, Black Horse Capital LP, Black Horse Capital Master Fund Ltd. (collectively, the “Debt Financing Parties”), FCB I LLC, a limited liability company and wholly-owned subsidiary of Merger Sub (the “Borrower”) and The Bank of New York Mellon, as Agent, have entered into the Loan Agreement, dated as of the date hereof (the “Loan Agreement”); and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and to prescribe certain conditions to the Transaction.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

     1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Seller. Seller shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Seller, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate. Upon consummation of the Merger, Borrower shall become a wholly-owned subsidiary of the Surviving Corporation.

     1.2 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in ARTICLE VII (other than those conditions that relate to action to be taken at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties, provided, the Closing shall occur no earlier than April 4, 2011. As soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII, the Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of merger or other appropriate document (the “Certificate of Merger”), and the parties shall make all other filings or recordings required by the DGCL. The term “Effective Time” shall be the date and time when the Merger becomes effective.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of Seller and Merger Sub, as provided under Section 259 of the DGCL.

     1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation, as amended, of Seller, as in effect immediately prior to the Effective Time, shall be amended to be identical to the Certificate of Incorporation of Merger Sub, in the form attached hereto as Exhibit A (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), except that the name of Seller as the Surviving Corporation shall continue to be “CPEX Pharmaceuticals, Inc.” and the provisions of the Certificate of Incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Charter”). From and after the Effective Time, the Bylaws, as amended, of Seller, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Bylaws”).

     1.5 Directors and Officers.

          (a) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

          (b) From and after the Effective Time, the officers of Seller at the Effective Time shall be the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

ARTICLE II
EFFECT OF THE MERGER ON SELLER
CAPITAL STOCK; EXCHANGE OF SHARES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of Seller or capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each share of the common stock, $0.01 par value per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (b) Cancellation of Certain Stock. All shares of Seller Common Stock that are owned by Seller or by any wholly-owned Subsidiary of Seller, and any shares of Seller Common Stock owned by the Buyer Entities or by any wholly-owned Subsidiary of any Buyer Entities immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Seller Common Stock. Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares to be cancelled in accordance with Section 2.1(b) and (y) Dissenting Shares as defined in Section 2.3(a)) shall be automatically converted into the right to receive $27.25 per share, payable to the holder thereof in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Seller Common Stock, when converted as provided in this Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate” and collectively, the “Certificates”) or book-entry share (each, a “Book-Entry Share” and collectively, the “Book-Entry Shares”) representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.2.

     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Seller Common Stock for the Merger Consideration are as follows:

          (a) Paying Agent. At least four (4) Business Days prior to the Closing Date, the Buyer Entities shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to Seller (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Seller, with such Paying Agent to act as agent for the payment of the Merger Consideration. Subject to the terms of this Agreement, on or prior to the Closing Date, the Buyer Entities shall deposit (or cause to be deposited) into an account maintained and designated by the Paying Agent (the “Exchange Account”) a cash amount in immediately available funds sufficient to make the payments contemplated by Section 2.1 in accordance with the procedures set forth in Section 2.2(b). The Paying Agent shall make the payments contemplated by Section 2.1 out of the Exchange Account in accordance with this Agreement. The Exchange Account shall not be used for any other purpose.

          (b) Exchange Procedures. Promptly after the Effective Time (and in no event later than two (2) Business Days thereafter), the Buyer Entities or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(h) hereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as the Buyer Entities and Seller may mutually agree or the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor cash equal to the Merger Consideration payable in respect of the shares of Seller Common Stock previously represented by such Certificate or such Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of Seller, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate or such Book-Entry Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

          (c) No Further Ownership Rights in Seller Common Stock. The Merger Consideration delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time the stock transfer books of Seller shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II.

          (d) Termination of Exchange Account. Any portion of the Exchange Account that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to the Buyer Entities, upon demand, and any holder of a Certificate or a Book-Entry Share who has not previously complied with this Section 2.2 prior to the end of such six (6) month period shall thereafter look only to the Buyer Entities for payment of its claim for the Merger Consideration.

          (e) No Liability. To the extent permitted by applicable Law, none of any Buyer Entity, Seller, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of Merger Consideration delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar Law.

          (f) Investment of Exchange Account. The Paying Agent shall invest any cash included in the Exchange Account as directed by the Buyer Entities; provided, however, that such investments shall be in obligations of or guaranteed by the United States. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Account and be payable to the Buyer Entities.

          (g) Withholding Rights. Each of the Buyer Entities, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share, a Seller Restricted Stock Unit or a Seller Stock Option, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law. To the extent that amounts are so withheld by any Buyer Entity, the Surviving Corporation or the Paying Agent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share, Seller Restricted Stock Unit or Seller Stock Option, as applicable, in respect of which such deduction and withholding was made by such Buyer Entity or Buyer Entities, the Surviving Corporation or the Paying Agent, as the case may be.

          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     2.3 Appraisal Rights.

          (a) Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by the Seller Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Seller Common Stock held by the Seller Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Seller Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Section 2.1 and Section 2.2.

          (b) Seller shall give the Buyer Entities prompt notice of any demands received by Seller for the exercise of appraisal rights with respect to shares of Seller Common Stock, and the Buyer Entities shall have the right to participate in all negotiations and proceedings with respect to such demands subject, prior to the Effective Time, to consultation with Seller. Seller shall not, except with the prior written consent of the Buyer Entities, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

          (c) Each Dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Seller Common Stock shall be cancelled.

     2.4 Treatment of Options and Restricted Stock Units.

          (a) Each Seller Stock Option that is outstanding immediately prior to the Effective Time, and that is not then vested and exercisable, shall become fully vested and exercisable immediately prior to the Effective Time. As of the Effective Time, each Seller Stock Option that is outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right to receive from the Buyer Entities or the Surviving Corporation immediately after the Effective Time, a lump sum cash payment (without interest), less any applicable withholding Taxes, equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Seller Stock Option and (ii) the total number of shares underlying such Seller Stock Option (giving effect to the acceleration of vesting contemplated by this Section 2.4(a)). Seller shall ensure that following the Effective Time and subject to Section 2.4(b), no holder of a Seller Stock Option (or former holder of a Seller Stock Option) shall have any right thereunder to acquire any capital stock of Seller or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

          (b) Each Seller Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall become fully vested and cancelled immediately prior to the Effective Time in exchange for the right to receive from the Buyer Entities or the Surviving Corporation immediately after the Effective Time, a lump sum cash payment (without interest), less any applicable withholding Taxes, equal to the product of (i) the Merger Consideration and (ii) the total number of shares underlying such Seller Restricted Stock Unit (giving effect to the acceleration of vesting contemplated by this Section 2.4(b)).

          (c) The Seller Board (or, if appropriate, any committee thereof administering the Seller Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the foregoing provisions of this Section 2.4.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE BUYER ENTITIES

     Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Seller (the “Buyer Disclosure Schedule”), which schedules shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably inferable on the face of such disclosure), each Buyer Entity hereby jointly and severally represent and warrant to Seller as follows:

     3.1 Corporate Organization.

          (a) NewCo is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware. Merger Sub is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware.

          (b) Each Buyer Entity has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each Buyer Entity is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The certificate of incorporation, articles of organization, bylaws or other organizational documents, as applicable, of each Buyer Entity, copies of which have previously been made available to Seller, are true, correct and complete copies of such documents as currently in effect.

          (c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub, which, as of the date hereof, consists of 1,000 shares of Merger Sub Common Stock, is validly issued, fully-paid and nonassessable and all of which is owned, beneficially and of record, by NewCo free and clear of any Encumbrance. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of any Buyer Entity to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (d) NewCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of NewCo, which, as of the date hereof, consists of 1,000 shares of NewCo Common Stock, is validly issued, fully-paid and nonassessable and all of which is owned, beneficially and of record, by Footstar Corporation and Cheval Holdings, Ltd. free and clear of any Encumbrance. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, NewCo has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of any Buyer Entity to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     3.2 Capitalization of the Buyer Entities. As of the date hereof, Merger Sub and NewCo have, and as of the Closing Date Merger Sub and NewCo will have, cash and cash equivalents, in immediately available funds, of $3,000,000 in the aggregate. Merger Sub and NewCo hereby covenant and agree to maintain cash and cash equivalents, in immediately available funds, of at least $3,000,000 in the aggregate until the earlier of the Closing or the termination of this Agreement pursuant to its terms.

     3.3 Authority. Each Buyer Entity has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been recommended by, and are duly and validly authorized by all necessary action of, each Buyer Entity. Except for the filing of the Certificate of Merger, no other corporate proceedings on the part of a Buyer Entity are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Buyer Entity, and (assuming due authorization, execution and delivery by Seller), constitutes the valid and binding obligations of each Buyer Entity, enforceable against the Buyer Entities in accordance with its terms.

     3.4 Consents and Approvals. Except (a) for filings, permits, authorizations, consents, and approvals and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger, and (c) as otherwise set forth in Section 3.4 of the Buyer Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Buyer Entities, the consummation by the Buyer Entities of the transactions contemplated hereby, including the Merger, or compliance by the Buyer Entities with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Buyer Entities, (ii) require any of the Buyer Entities to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which a Buyer Entity is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to a Buyer Entity or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that, individually or in the aggregate, would not (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by any Buyer Entity of its respective material obligations under this Agreement, or (C) reasonably be expected to have a Buyer Material Adverse Effect.

     3.5 Broker’s Fees. None of the Buyer Entities, nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger) except for legal, accounting and other professional fees payable to such advisors to the Buyer Entities in connection with the transactions contemplated hereby, all of which will be paid by the Buyer Entities.

     3.6 Legal Proceedings. There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of any Buyer Entity, threatened, against a Buyer Entity, or any Subsidiary of a Buyer Entity, challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

     3.7 Financing. The financing of the Merger contemplated hereby will consist of an aggregate of not less than $80,000,000 of financing, comprised of $16,000,000 of financing from the FB Financing Parties (of which $3,000,000 has already been funded into Merger Sub and NewCo and $13,000,000 of which is committed pursuant to the FB Commitment Letters) (the “FB Financing”) and $64,000,000 of debt financing in accordance with the terms of the Loan Agreement (the “Debt Financing”). With regard to the Debt Financing, the Buyer Entities have delivered to Seller true, correct and complete fully-executed copies of the Loan Agreement, and all other agreements signed in connection with such Loan Agreement, including all exhibits, schedules, annexes and amendments to the Loan Agreement and such other agreements (the “Debt Financing Agreements”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Borrower) have severally agreed to lend the amounts set forth therein for the purposes set forth in such Debt Financing Agreements. With regard to the FB Financing, the Buyer Entities have delivered to Seller true and complete copies of the FB Commitment Letters, including all exhibits, schedules, annexes and amendments thereto in effect on the date of this Agreement. The Debt Financing Agreements and the FB Commitment Letters shall, collectively, be referred to as the “Financing Agreements” and the provisions of the debt and equity funding as set forth respectively therein, shall be referred to as the “Financing.” The Financing Agreements have not been amended, restated or otherwise modified or waived prior to the execution of this Agreement, and the respective commitments contained in the Financing Agreements have not been withdrawn, modified or rescinded in any respect prior to the execution of this Agreement. The Financing Agreements are in full force and effect and constitute the legal, valid and binding obligation of each and every Buyer Entity, and, to the knowledge of the Buyer Entities, the other parties thereto. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Agreements, and there are no side letters or other contracts or arrangements related to the Financing other than the Financing Agreements. Subject to the terms and conditions of the Financing Agreements, assuming the accuracy of Seller’s representations and warranties contained in Section 4.2(a) and Section 4.2(b) and assuming compliance by Seller in all material respects with its covenants contained in Section 5.1, the net proceeds contemplated from the Financing, together with other financial resources of, and immediately available to, NewCo, Merger Sub and Borrower, including cash on hand on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of NewCo’s and Merger Sub’s obligations under this Agreement or arising as a result of the Transaction, including (i) the payment of the Merger Consideration and any other amounts required to be paid pursuant to ARTICLE II, and (ii) the payment of all fees and Expenses and other payment obligations required to be paid or satisfied by NewCo or Merger Sub and the Surviving Corporation in connection with the Merger and the Financing. As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of NewCo, Merger Sub or Borrower under the Financing Agreements or, to the knowledge of NewCo, Merger Sub or any other party to the Financing Agreements. The Buyer Entities have fully paid, or have caused to be fully paid, all commitment or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Agreements, and (ii) subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2 hereof, none of the Buyer Entities has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of NewCo’s or Merger Sub’s obligations under this Agreement or arising as a result of the Transaction will not be available to the Buyer Entities on the Closing Date.

     3.8 Financial Condition of the Buyer Entities. Assuming the accuracy of the representations and warranties of Seller set forth in this Agreement, and the performance of Seller’s obligations hereunder, the amount of funds expected to be provided pursuant to the Financing together with immediately available funds held in deposit accounts by the Buyer Entities is in an amount in excess of the Merger Consideration.

     3.9 Proxy Statement; the Buyer Entities’ Information. The information relating to the Buyer Entities and their respective Affiliates to be contained in the Proxy Statement (the “Proxy Statement”) and any other documents filed with the SEC in connection with the Merger, will not, on the date the Proxy Statement is first mailed to the Seller Stockholders or at the time of the Seller Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

     3.10 No Other Representations or Warranties. Each Buyer Entity acknowledges and agrees that except as expressly set forth in ARTICLE IV, neither Seller nor Seller Subsidiary nor any of their Representatives has made any representation or warranty, express or implied, to any Buyer Entity or any of their Representatives in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. Without limiting the generality of the foregoing, each Buyer Entity acknowledges and agrees that neither Seller nor Seller Subsidiary nor any of their Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or Seller Subsidiary made available to the Buyer Entities, the Financing Parties or any of their Representatives, except as expressly set forth in ARTICLE IV and as limited by the preceding sentence, and neither Seller nor any other Person shall be subject to any liability to the Buyer Entities or any other Person, resulting from Seller’s having made available to the Buyer Entities, the Financing Parties or any of their Representatives such information, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, neither Seller nor Seller Subsidiary nor any of their Representatives makes any representation or warranty to the Buyer Entities with respect to any financial projection or forecast relating to Seller or Seller Subsidiary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth in the Seller SEC Documents filed prior to the execution of this Agreement or as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to the Buyer Entities (the “Seller Disclosure Schedule”), which schedules shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably inferable on the face of such disclosure), Seller hereby represents and warrants to the Buyer Entities as follows:

     4.1 Corporate Organization.

          (a) Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect. The Certificate of Incorporation and the Bylaws of Seller, copies of which have previously been made available to the Buyer Entities, are true, correct, and complete copies of such documents as currently in effect.

          (b) CPEX Park, LLC (the “Seller Subsidiary”) is the sole Subsidiary of Seller. Seller Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller Subsidiary has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Seller Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect. The organizational documents of Seller Subsidiary, copies of which have previously been made available to the Buyer Entities, are true, correct, and complete copies of such documents as currently in effect.

     4.2 Capitalization.

          (a) The authorized capital stock of Seller consists of 35,000,000 shares of Seller Common Stock and 1,000,000 shares of preferred stock, $0.01 par value per share (the “Seller Preferred Stock”). At the close of business on the day prior to the date of this Agreement, there were 2,616,936 shares of Seller Common Stock and no shares of Seller Preferred Stock issued and outstanding. As of the day prior to the date of this Agreement, all shares of Seller Preferred Stock were designated as “Series A Preferred Stock” and reserved for issuance pursuant to the Rights Agreement. At the close of business on the day prior to the date of this Agreement, there were no shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of Seller. In addition, at the close of business on the day prior to the date of this Agreement, there were 152,187 shares of Seller Common Stock reserved for future issuance under the Seller Stock Plan, subject to adjustment on the terms set forth in the Seller Stock Plan. All issued and outstanding shares of Seller Common Stock have been, and all shares of Seller Common Stock that may be issued pursuant to the exercise or conversion, as applicable, of outstanding Seller Stock Options and Seller Restricted Stock Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully-paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of Seller or its Subsidiary issued and outstanding. Except for the Seller Stock Plan or as reflected in Section 4.2(a) of the Seller Disclosure Schedule, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security or Voting Debt of Seller or Seller Subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security or Voting Debt of Seller or Seller Subsidiary or obligating Seller or Seller Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Seller Subsidiary. Seller Subsidiary does not own any shares of Seller Common Stock.

          (b) As of December 30, 2010, Seller had outstanding Seller Stock Options to purchase 330,286 shares of Seller Common Stock and outstanding Seller Restricted Stock Units convertible into 36,737 shares of Seller Common Stock, under the Seller Stock Plan and subject to adjustment on the terms set forth therein. All of such Seller Stock Options and Seller Restricted Stock Units have been granted to service providers of Seller and its Subsidiaries in the ordinary course of business pursuant to the Seller Stock Plan. Section 4.2(b) of the Seller Disclosure Schedule sets forth (i) (A) the name of each holder of a Seller Stock Option, (B) the date each Seller Stock Option was granted, (C) the number of shares of Seller Common Stock subject to each such Seller Stock Option, and (D) the price at which each such Seller Stock Option may be exercised and (ii) (A) the name of each holder of Seller Restricted Stock Units, (B) the date such Seller Restricted Stock Unit was granted and (C) the number of shares of Seller Common Stock subject to each such Seller Restricted Stock Unit grant. Except as set forth in Section 4.2(b) of the Seller Disclosure Schedule, there are no shares of Seller Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Seller.

          (c) Seller Subsidiary and the other entities, if any, listed on in Section 4.2(c) of the Seller Disclosure Schedule are or have been wholly-owned Subsidiaries of Seller. Except as set forth in Section 4.2(c) of the Seller Disclosure Schedule, no Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the interests or shares of capital stock of each of the Subsidiaries of Seller are validly issued, fully-paid (to the extent required under the applicable governing documents) and nonassessable and, with respect to such interests or shares held directly or indirectly by Seller, are owned by Seller free and clear of any Encumbrance.

          (d) There are no voting trusts or other agreements to which Seller or any of its Subsidiaries is a party with respect to the voting of any shares of Seller Common Stock or any capital stock of, or other equity interest of, Seller or any of its Subsidiaries. Except as set forth in Section 4.2(d) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

     4.3 Authority.

          (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to adoption and approval of this Agreement by the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote on such matter (the “Seller Requisite Vote”) at a meeting of the Seller Stockholders duly called and held for such purpose (the “Seller Stockholders’ Meeting”). The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the adoption and approval of this Agreement by the Seller Stockholders and the filing of the Certificate of Merger with the Secretary of the State of Delaware. The Seller Board has unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Seller and the Seller Stockholders, (ii) approved the Merger in accordance with the DGCL, (iii) adopted this Agreement and (iv) recommended that the Seller Stockholders adopt and approve this Agreement. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by the Buyer Entities) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

          (b) Seller has taken all actions necessary to: (i) render the Rights Agreement inapplicable to this Agreement and the Voting Agreements, and the transactions contemplated by this Agreement, the Voting Agreements and the Merger, (ii) ensure that in connection with the transactions contemplated by this Agreement and the Voting Agreements (A) none of the Buyer Entities will be an “Acquiring Person” (as defined in the Rights Agreement) and (B) none of a “Stock Acquisition Date,” a “Distribution Date,” a “Section 11(a)(ii) Event” or a “Section 13 Event” (as such terms are defined in the Rights Agreement) occurs, in each case of clauses (A) and (B), solely by reason of the execution of this Agreement or the Voting Agreements, or the consummation of the Merger or the other transactions contemplated by this Agreement or the Voting Agreements and (iii) provide that the “Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time. Except as described in this Section 4.3(b), the Rights Agreement has not been amended or modified.

     4.4 No Violation; Required Filings and Consents. Assuming the adoption and approval of this Agreement by the Seller Stockholders and except (a) for filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger, and (c) as otherwise set forth in Section 4.4 of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) require Seller or Seller Subsidiary to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) (A) require Seller or Seller Subsidiary to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Seller of its material obligations under this Agreement, or (C) reasonably be expected to have a Seller Material Adverse Effect.

     4.5 SEC Filings; Controls and Procedures.

          (a) Seller has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Seller with the SEC since Seller became a SEC reporting company, and has made available to the Buyer Entities complete and accurate copies of all registration statements, forms, reports, certifications and other documents filed by Seller with the SEC since Seller became a SEC reporting company, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act). All such registration statements, forms, reports, certifications and other documents (including those that Seller may file after the date hereof until the Closing) are referred to herein as the “Seller SEC Documents.” All of the Seller SEC Documents are publicly available on the SEC’s EDGAR system. Seller has made available to the Buyer Entities complete and accurate copies of all comment letters received by Seller from the staff of the SEC and all responses to such comment letters by or on behalf of Seller, in each case since Seller became a SEC reporting company. The Seller SEC Documents (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Documents, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Documents or necessary in order to make the statements in such Seller SEC Documents, in the light of the circumstances under which they were made, not misleading.

          (b) Seller: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; (ii) has implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosure; and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of the Seller Board, (A) any significant deficiencies and material weaknesses of which Seller has knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Seller’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.

          (c) Except as previously disclosed by Seller to the Buyer Entities, since Seller became a SEC reporting company, to Seller’s knowledge, no Key Employee or member of the Seller Board has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, of the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Seller or Seller Subsidiary.

     4.6 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Seller SEC Documents at the time filed (the “Seller Financial Statements”) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of Seller and its consolidated Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect. The consolidated, audited balance sheet of Seller as of December 31, 2009 is referred to herein as the “Seller Balance Sheet.”

     4.7 Absence of Undisclosed Liabilities. Except as set forth in Section 4.7 of the Seller Disclosure Schedule, neither Seller nor any of its consolidated Subsidiaries has any obligations or liabilities (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP), except for: (i) liabilities disclosed in the Seller Financial Statements contained in the Seller SEC Documents filed with the SEC prior to the date of this Agreement; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Seller Balance Sheet; (iii) liabilities incurred in connection with the transactions contemplated by this Agreement (including the Merger); and (iv) liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Seller Material Adverse Effect.

     4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Seller Disclosure Schedule, since the date of the Seller Balance Sheet, (a) Seller and Seller Subsidiary have conducted its respective business in all material respects in the ordinary course consistent with their past practice, (b) other than as a result of the transactions contemplated by this Agreement, there has not been: (i) any adverse change in the financial condition, operations or business of Seller that would reasonably be expected to have a Seller Material Adverse Effect; (ii) any declaration, setting aside, or payment of any dividend or other distribution in respect of the Seller Common Stock, or any direct or indirect redemption, purchase or any other acquisition by Seller of any Seller Common Stock; (iii) any transfer, sale, lease, sublease or license or other disposition of material assets or properties of Seller or Seller Subsidiary, other than in the ordinary course of business consistent with past practice; (iv) any write down or write up of the value of any receivable or revalue of any assets of Seller or Seller Subsidiary other than in the ordinary course of business consistent with past practice; or (v) any settlement, payment or discharge of any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction in the ordinary course of business consistent with past practice, and (c) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

     4.9 Broker’s Fees. Neither Seller nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of the financial advisor set forth in Section 4.9 of the Seller Disclosure Schedule (the “Seller’s Financial Advisor”) and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be payable by Seller. True, correct and complete copies of all agreements between Seller and Seller’s Financial Advisor concerning this Agreement and the Transaction, including, without limitation, any fee arrangements, have been previously made available to the Buyer Entities.

     4.10 Legal Proceedings. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, (a) there is no suit, claim, action, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding (any of the foregoing, an “Action”) pending or, to the knowledge of Seller, threatened against Seller or Seller Subsidiary, and (b) neither Seller nor Seller Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which, in the case of (a) or (b), (i) would, individually or in the aggregate, (A) prevent or materially delay the consummation of the Merger, or (B) otherwise prevent or materially delay performance by Seller of any of its material obligations under this Agreement, or (ii) has or would reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect.

     4.11 Permits; Compliance with Applicable Laws. To the knowledge of Seller, Seller and Seller Subsidiary are in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as currently conducted (the “Seller Governmental Approvals”), and no suspension or cancellation of any such Seller Governmental Approvals is pending or, to the knowledge of Seller, threatened in writing, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Seller Material Adverse Effect. Seller and Seller Subsidiary are in compliance with all applicable Laws, except for any noncompliance that would not, individually or in the aggregate, have a Seller Material Adverse Effect.

     4.12 Taxes and Tax Returns. Each of Seller and its Subsidiaries has (i) timely filed (or has caused to be timely filed on its behalf), after taking into account any extension of time within which to file, all material Tax Returns required to be filed by it; and (ii) timely paid (or has caused to be timely paid on its behalf all material Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. The most recent financial statements contained in the Seller SEC Documents reflect, to the knowledge of Seller, an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all unpaid Taxes payable by Seller and Seller Subsidiary for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP.

     4.13 Employee Benefit Programs.

          (a) Except as set forth in Section 4.13(a) of the Seller Disclosure Schedule, none of Seller, Seller Subsidiary or any other ERISA Affiliate contributes to or maintains (or is obligated to contribute to or maintain), and none of Seller, Seller Subsidiary or any other ERISA Affiliate may incur any liability under any “employee pension benefit plan” (the “Seller Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Seller Benefit Plans”), as such term is defined in Section 3(1) of ERISA, employment, severance or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other employee benefit plan for Seller Personnel, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of Seller, Seller Subsidiary or any other ERISA Affiliate (collectively, the “Seller Other Plans”).

          (b) Seller has made available to the Buyer Entities complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, Seller Benefit Plans and Seller Other Plans: (i) plan document and any amendments thereto and a description if such Seller Pension Plan, Seller Benefit Plan or Seller Other Plan is not in writing; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) the most recent annual report on Form 5500; (v) the most recent financial and/or actuarial report, if any; and (vi) summary plan description, any summary of material modifications thereto, and any material employee communications.

          (c) Except as set forth in Section 4.13(c) of the Seller Disclosure Schedule, each of the Seller Pension Plans, Seller Benefit Plans and Seller Other Plans, which are maintained or contributed to by Seller, Seller Subsidiary or any other ERISA Affiliate, has been and is administered in material compliance with its terms and has been and is in material compliance with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable Laws.

          (d) No Seller Pension Plan is or was at any time subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither Seller nor any ERISA Affiliate is subject to any liability under Title IV or Part 3 of Title I of ERISA. Each of the Seller Pension Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS.

          (e) Except as set forth in Section 4.13(e) of the Seller Disclosure Schedule, neither Seller nor Seller Subsidiary provides or has agreed to provide healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation Laws).

          (f) Except as set forth in Section 4.13(f) of the Seller Disclosure Schedule, no lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan. Except as set forth in Section 4.13(f) of the Seller Disclosure Schedule, there is no material written correspondence between Seller, Seller Subsidiary or any other ERISA Affiliate and any Governmental Authority related to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan concerning any matter that would result in any material liability to the Buyer Entities, Seller, or any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.

          (g) Except with respect to the agreements disclosed in Section 4.13(g) of the Seller Disclosure Schedule, neither Seller nor Seller Subsidiary is a party to (i) any oral or written agreement with any stockholder, director, officer or employee of Seller or Seller Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement or (ii) any agreement or plan binding Seller or Seller Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement.

          (h) Each Seller Pension Plan, Seller Benefit Plan and Seller Other Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, and the regulations and guidance issued thereunder. The exercise price of all Seller Stock Options is at least equal to the fair market value of the Seller Common Stock on the date such options were granted based on Treasury Regulation Section 1.409A-1(b)(5)(iv) and applicable guidance.

     4.14 Labor and Employment Matters.

          (a) Seller and Seller Subsidiary are in material compliance with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, state anti-discrimination laws and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which, individually or in the aggregate, are not and would not be, individually or in the aggregate, material in magnitude. To Seller’s knowledge, as of the date hereof, (i) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Seller and (ii) no written complaints relating to employment practices of Seller have been made to any Governmental Authority or submitted to Seller.

          (b) Neither Seller nor Seller Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization except outside of the United States in the ordinary course of business. To the knowledge of Seller, neither Seller nor Seller Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or threatened, any labor strike or lockout involving Seller or Seller Subsidiary.

     4.15 Material Contracts. Except as set forth in Section 4.15 of the Seller Disclosure Schedule or as filed as exhibits to the Seller SEC Documents prior to the date of this Agreement, and except for this Agreement, neither Seller nor Seller Subsidiary is a party to or is bound by any contract, arrangement, commitment or understanding (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), (ii) which limits the ability of Seller or Seller Subsidiary to compete or engage in any line of business or to solicit business in any geographic area, (iii) which provides for exclusivity by Seller or Seller Subsidiary with respect to any material products or services sold or purchased by Seller or Seller Subsidiary, or (iv) that by its terms would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described above in this Section 4.15, whether or not set forth in Section 4.15 of the Seller Disclosure Schedule, is referred to herein as a “Seller Contract.” All of the Seller Contracts are valid and binding on Seller or Seller Subsidiary, as the case may be, and, to Seller’s knowledge, each other party thereto, as applicable, and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Neither Seller nor Seller Subsidiary has, and to the knowledge of Seller, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Seller Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect and neither Seller nor Seller Subsidiary has received written notice of any of the foregoing.

     4.16 Properties.

          (a) Section 4.16(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all real property owned by Seller and Seller Subsidiary (collectively, the “Owned Real Property”). Seller or Seller Subsidiary, as applicable, has good and marketable title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

          (b) Section 4.16(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Seller or Seller Subsidiary (collectively “Seller Leases”) and the location of the premises. Neither Seller nor Seller Subsidiary nor, to Seller’s knowledge, any other party to any Seller Lease, is in default under any of the Seller Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Seller Material Adverse Effect. Each of the Seller Leases is in full force and effect and is enforceable against Seller or Seller Subsidiary, as the case may be, and, to Seller’s knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither Seller nor Seller Subsidiary leases, subleases or licenses any real property to any Person other than Seller and Seller Subsidiary. Seller has made available to the Buyer Entities complete and accurate copies of all Seller Leases.

     4.17 Environmental Liability. There are, and have been, no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations pending or, to Seller’s knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Seller or Seller Subsidiary of any liability or obligation arising under common law, under any lease or sublease, or under any foreign, local, state or federal environmental statute, regulation, ordinance or Law including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability or obligation has had or would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect. To the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Neither Seller nor Seller Subsidiary is, or has been, subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

     4.18 State Takeover Laws; Required Stockholder Vote.

          (a) The Seller Board has approved this Agreement and the Voting Agreements and has taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 203 of the DGCL and any provisions of Seller’s Certificate of Incorporation relating to special voting requirements for certain business combinations, will not apply to this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby.

          (b) The only votes of holders of any class of capital stock of Seller that may be necessary to adopt and approve this Agreement and the transactions contemplated hereby is the adoption and approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Seller Common Stock entitled to vote thereon, voting as a single class (any such vote, “Seller Stockholder Approval”).

     4.19 Intellectual Property.

          (a) Section 4.19(a) of the Seller Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Seller or Seller Subsidiary (“Seller Patents”), (ii) Patents in-licensed by Seller or Seller Subsidiary (“In-licensed Patents”), (iii) registered Marks owned by Seller or Seller Subsidiary (“Seller Marks”), and (iv) registered Copyrights owned by Seller or Seller Subsidiary (“Seller Copyrights”) in each case that claim the Seller Product or that are used in connection with the Seller’s Business or relate to the nasal spray delivery product, including any composition containing a molecule used in the treatment of nocturia being developed with Serenity Pharmaceuticals Corporation. Complete and correct copies of all Seller Patents listed on Section 4.19(a) of the Seller Disclosure Schedule have been provided or made available to the Buyer Entities.

          (b) Except as set forth in Section 4.19(b) of the Seller Disclosure Schedule:

                   (i) Seller or Seller Subsidiary exclusively owns all right, title and interest in and to the Seller Intellectual Property Assets, listed on Section 4.19(a) of the Seller Disclosure Schedule, free and clear of any and all Encumbrances;

                   (ii) to the knowledge of Seller, Seller or Seller Subsidiary exclusively owns, licenses or otherwise has the right to use all Intellectual Property Assets necessary for the conduct of Seller’s Business as presently conducted and as proposed to be conducted, including (a) to use, manufacture, market, sell, offer to sell, license, import and distribute the Seller Products and (b) ownership of all pending and accrued causes of action for infringement and misappropriation and the right to bring actions for infringement and misappropriation;

                   (iii) immediately after the Closing, the Surviving Corporation and its Subsidiaries will be the exclusive owners of, will have valid title to, or will have the full right to use, license and transfer the Seller Intellectual Property Assets in the same manner and on the same terms and conditions that Seller and Seller Subsidiary had immediately prior to the Closing;

                   (iv) the Seller and Seller Subsidiary have the right and license under the Seller Intellectual Property Assets to commercialize the Seller Products in each jurisdiction in which the Seller or Seller Subsidiary markets or proposes to market such Seller Products;

                   (v) the execution and delivery of this Agreement and Seller’s performance of its obligations herein and the occurrence of the Closing shall not, whether immediately or through the passage of time, constitute an event of default under or otherwise impair Seller’s rights under any license or similar agreement pursuant to which Seller obtained and maintains a license or similar right to use any Intellectual Property Asset necessary for the conduct of Seller’s Business;

                   (vi) all Seller Intellectual Property Assets listed in Section 4.19(a) of the Seller Disclosure Schedule that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have, to the Seller’s knowledge, been timely and duly filed and duly maintained and prosecuted (including the payment of maintenance and related fees), and, except as required by official final deadlines, there are no actions that must be taken within ninety (90) days after the date of this Agreement for the purpose of maintaining, perfecting, preserving or renewing any Seller Intellectual Property Assets;

                   (vii) Section 4.19(b) of the Seller Disclosure Schedule identifies each agreement currently in effect that: (a) contains a grant of any right or license to any third party in any Seller Intellectual Property Assets; or (b) contains a grant to the Seller of any right or license in any Intellectual Property Assets owned by a third party that either: (1) is material to Seller’s Business; or (2) imposes any ongoing royalty or payment obligations in excess of $25,000 per annum. No third party that has licensed Intellectual Property Assets to Seller or Seller Subsidiary that relate to Seller’s Business has by contract, ownership rights, or license rights to improvements or derivative works made by or for Seller or Seller Subsidiary based on such Intellectual Property Assets;

                   (viii) as of the date hereof, there are no pending or, to the knowledge of Seller, threatened claims, proceedings or actions against Seller or Seller Subsidiary (A) alleging that the operation of Seller’s Business or any of the Seller Intellectual Property Assets or Seller Products infringes or misappropriates any Intellectual Property Assets owned by a third party (“Third Party Rights”) or (B) that otherwise challenge the right of Seller or Seller Subsidiary to conduct Seller’s Business in the manner conducted as of the date hereof or the ownership of or right to use the Seller Intellectual Property Assets. As of the date hereof, no interference, opposition, reissue, or reexamination is pending or, to Seller’s knowledge, threatened, in which the scope, validity, or enforceability of any of the Intellectual Property Assets owned by Seller or Seller Subsidiary is being contested or challenged. None of the Seller Intellectual Property Assets is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court affecting the rights of Seller or Seller Subsidiary with respect thereto;

                   (ix) to the knowledge of Seller, (a) all Seller Patents, Seller Marks and Seller Copyrights are valid and subsisting under applicable Law, and (b) no event has occurred or circumstance exists that could render any of the Seller Intellectual Property invalid or unenforceable;

                   (x) to the knowledge of Seller, the operation of Seller’s Business, as currently conducted and as proposed to be conducted, including the manufacture, use, sale, offer for sale, or importation of Seller Products, does not and would not infringe upon, violate or misappropriate any Third Party Rights;

                   (xi) to the knowledge of Seller, there is no, and has been no, infringement upon or misappropriation by any Person of any of the Seller Intellectual Property Assets;

                   (xii) neither Seller nor Seller Subsidiary has agreed to indemnify, defend or otherwise hold harmless any other Person with respect to any losses, damages, fines or expenses resulting or arising from the Seller Intellectual Property Assets;

                   (xiii) Seller and Seller Subsidiary have taken commercially reasonable steps necessary to protect, preserve and maintain the confidentiality of all Trade Secrets owned by Seller or Seller Subsidiary, or other material confidential information included in the Seller Intellectual Property Assets, and used by Seller or Seller Subsidiary in the operation of Seller’s Business (the “Seller Trade Secrets”). Seller and Seller Subsidiary, as the case may be, have entered into written confidentiality and nondisclosure agreements with all Seller Personnel that have received material Seller Trade Secrets or other material confidential information of Seller or Seller Subsidiary, or of Seller’s and Seller Subsidiary’s customers or other third parties possessed or used by Seller and Seller Subsidiary in the operation of Seller’s Business, to protect the confidentiality and secrecy of all Seller Trade Secrets and other such confidential information. Seller and Seller Subsidiary have taken commercially reasonable steps necessary to comply with all duties to protect the confidentiality of information provided to Seller and Seller Subsidiary by any other Person. In each case in which Seller or Seller Subsidiary has acquired any of the Seller Intellectual Property Assets through or from any current or former employee, independent contractor, agent of Seller or Seller Subsidiary or other Person, Seller or Seller Subsidiary, as applicable, has obtained a valid and enforceable written assignment agreement sufficient to irrevocably transfer all rights, title and interest in such Seller Intellectual Property Assets. Without limiting the foregoing, to the knowledge of Seller, no employee, independent contractor or agent of Seller or Seller Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Seller Intellectual Property Assets or the Seller Products;

                   (xiv) there are no agreements, arrangements or understandings, written or oral, among the parties to the case styled Auxilium Pharmaceuticals, Inc. and CPEX Pharmaceuticals, Inc. v. Upsher-Smith Laboratories, Inc. (the “Upsher-Smith Auxilium Litigation”) that would adversely affect any of the Seller Intellectual Property Assets or the Seller Products or any revenue derived by the Seller therefrom on and after the date of this Agreement; and

                   (xv) to Seller’s knowledge, no funding, facilities, or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Seller Intellectual Property Assets.

          (c) For purposes of this Agreement:

                                   (i) “Intellectual Property Assets” means:

(A)
All patents and patent applications of any kind (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all foreign counterparts to such patents and patent applications (collectively, “Patents”);

(B)
All registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, corporate names, Internet domain names, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Marks”);

(C)
All copyrights whether registered or unregistered, in both published and unpublished works, including, without limitation, all computer programs, manuals and other documentation and any and all registrations and applications for registration thereof (collectively, “Copyrights”); and

(D)
All trade secrets and other rights, under applicable Law, including, without limitation, U.S. state trade secret Laws, in (1) know-how, (2) inventions (whether or not patentable) and improvements thereto (including as disclosed in invention disclosures and discoveries) and (3) confidential or proprietary information (collectively, “Trade Secrets”).

                                   (ii) “Seller’s Business” means the business of Seller and Seller Subsidiary as currently conducted by Seller and Seller Subsidiary.

                                   (iii) “Seller Intellectual Property Assets” means all Intellectual Property Assets owned by Seller or Seller Subsidiary and includes, without limitation, Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

     4.20 Insurance. Section 4.20 of the Seller Disclosure Schedule lists each of the insurance policies of Seller and Seller Subsidiary currently in effect (the “Insurance Policies”). All such Insurance Policies are in full force and effect, all premiums due and payable thereunder have been paid, neither Seller nor Seller Subsidiary is in material default thereunder, and neither Seller nor Seller Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or material modification thereof. Except as set forth in Section 4.20 of the Seller Disclosure Schedule, neither Seller nor Seller Subsidiary has received any written notice of cancellation or termination with respect to any such Insurance Policy of Seller or Seller Subsidiary.

     4.21 Regulatory Compliance.

          (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, Seller holds all permits, licenses, variances, registrations, exemptions, orders, consents, and approvals from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Seller Products (any such Governmental Authority, a “Seller Regulatory Agency”) necessary for the lawful operating of the businesses of Seller or Seller Subsidiary (the “Seller Permits”), including all authorizations required under the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the regulations of the FDA promulgated thereunder, and the Public Health Service Act of 1944, as amended. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, all such Seller Permits are valid, and in full force and effect. Since Seller became a SEC reporting company, to the knowledge of Seller, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Seller Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. To the knowledge of Seller, Seller is in compliance in all material respects with the terms of all Seller Permits, and no event has occurred that, to the knowledge of the Seller, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Seller Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

          (b) Neither Seller nor, to the knowledge of Seller, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or for any other Seller Regulatory Agency to invoke any similar policy. Neither Seller nor, to the knowledge of Seller, any director, officer, employee, agent or Representative thereof, has engaged in any activity prohibited under U.S. federal or state criminal or civil health care laws (including without limitation the U.S. federal Anti-Kickback Statute, Stark Law, False Claims Act, Health Insurance Portability and Accountability Act, and any comparable state laws), or the regulations promulgated pursuant to such laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the knowledge of Seller, threatened against Seller that relates to an alleged violation of any Health Care Law. Neither Seller nor any director, officer, employee, agent or Representative thereof, or person providing services in any capacity to Seller, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law. There are no consent decrees (including plea agreements) or similar actions to which Seller and its directors, officers, employees, agents or Representatives are bound or which relate to Seller Products.

          (c) To the knowledge of Seller, Seller is and has been in compliance with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Seller Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Seller Products. All required pre-clinical toxicology studies and Seller-sponsored clinical trials conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable Law, including, without limitation, the applicable requirements of the FDA’s Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Buyer Entities. Each Seller-sponsored clinical trial with respect to Seller Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practices, Informed Consent and all other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11. Seller has filed all required notices (and made available to the Buyer Entities copies thereof) of serious and unexpected adverse drug experiences relating to clinical trials of such Seller Products, or any finding from tests in laboratory animals that suggests a significant risk for human subjects, and Seller has filed all required notices of any such occurrence.

          (d) All applications, submissions, information and data utilized by Seller as the basis for, or submitted by or on behalf of Seller in connection with any and all requests for a Seller Permit relating to Seller, when submitted to the FDA or other Seller Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Seller Regulatory Agency.

          (e) Neither Seller nor any Representative of Seller, nor, to the knowledge of Seller, any of Seller’s licensors, licensees, assignors or assignees has received any notice that the FDA or any other Seller Regulatory Agency has initiated, or threatened to initiate, any Action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Seller or otherwise restrict the preclinical research or clinical study of any Seller Product or any drug product being developed by any licensee or assignee of the Seller Intellectual Property Assets based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Seller Product. Seller is not in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Seller Products. To the knowledge of Seller, there is no act or omission that would reasonably be expected to give rise to any such action.

          (f) Seller has made available to the Buyer Entities copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other material documents it has received from the FDA or other Seller Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or other Seller Regulatory Agency. Seller has made available to the Buyer Entities for review all of its material correspondence to or from the FDA or other Seller Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Seller Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other material documents concerning communications to or from the FDA or other Seller Regulatory Agency, or prepared by the FDA or other Seller Regulatory Agency or which bear in any way on Seller’s compliance with regulatory requirements of the FDA or any other Seller Regulatory Agency, or on the likelihood or timing of approval of any Seller Products.

     4.22 Opinion of Financial Advisor. The Seller Board has received the opinion of Seller’s Financial Advisor, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of such opinion, the consideration to be received pursuant to this Agreement by the Seller Stockholders (other than the Buyer Entities and their respective Affiliates) is fair, from a financial point of view, to such holders.

     4.23 Proxy Statement; Seller Information. The information relating to Seller and Seller Subsidiary to be contained in the Proxy Statement, and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to the Seller Stockholders or at the time of the Seller Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     4.24 Criminal Acts. Neither Seller nor any of its Subsidiaries nor any of its officers or any of the persons listed on Section 9.13 of the Seller Disclosure Schedule has been indicted on felony charges which have not been dismissed or, to Seller’s knowledge, is under active investigation for a felony crime. Neither Seller nor any of its Subsidiaries nor any of its officers or any of the persons listed on Section 9.13 of the Seller Disclosure Schedule (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079) (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other Office of Foreign Asset Control regulation or executive order.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Business Pending the Effective Time. At all times from the execution of this Agreement until the Effective Time, except as set forth in Section 5.1 of the Seller Disclosure Schedule or as expressly permitted elsewhere in this Agreement, Seller shall, and shall cause Seller Subsidiary to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws, and use commercially reasonable efforts in light of its available cash to, preserve substantially intact its business organizations and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with Seller or Seller Subsidiary. Furthermore, except as set forth in Section 5.1 of the Seller Disclosure Schedule or as expressly permitted elsewhere in this Agreement, Seller agrees not to take any of the following actions (and to cause Seller Subsidiary not to take such actions) without the prior written consent of the Buyer Entities (which will not be unreasonably withheld):

          (a) amend its articles of organization, certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents;

          (b) (i) issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of Seller or Seller Subsidiary or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Seller Common Stock or the value of Seller or Seller Subsidiary or any part thereof, provided, however that none of the foregoing shall prohibit the issuance of Seller Common Stock (and the issuance of associated Seller Rights) upon the exercise of Seller Stock Options or the conversion of Seller Restricted Stock Units (and the issuance of associated Seller Rights), in each case outstanding as of the date of this Agreement, or (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction;

          (c) grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of Seller Common Stock or the value of Seller or Seller Subsidiary or any part thereof (whether or not pursuant to existing Seller Stock Plan);

          (d) (i) except to the extent required under existing plans or arrangements or as set forth in Section 4.13(a) of the Seller Disclosure Schedule, increase any compensation or benefit (other than in the ordinary course of business consistent with past practice to non-Key Employees) of, or enter into or amend in any material respect any employment or severance agreement with (or pay any amounts (other than in the ordinary course of business consistent with past practice to non-Key Employees) under any Seller Benefit Plans or Seller Other Plans not otherwise due to) any Seller Personnel, (ii) grant any bonuses (including grants of bonuses to new hires) to any Seller Personnel, (iii) adopt any new Seller Pension Plan, Seller Benefit Plan or Seller Other Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Seller Pension Plan, Seller Benefit Plan or Seller Other Plan in any material respect, or accelerate the vesting of any compensation (including equity-based awards) for the benefit of any Seller Personnel or grant or amend in any material respect any award under any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan (including the grant of any equity or equity-based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Seller Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-Key Employee, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), (vi) hire or otherwise employ any individual other than in the ordinary course of business consistent with past practice or (vii) terminate any Key Employee other than for cause (including misconduct or breach of company policy);

          (e) (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests (other than dividends or distributions from a wholly-owned Subsidiary of Seller to another Subsidiary of Seller or to Seller) or (ii) directly or indirectly adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of Seller or Seller Subsidiary, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the exercise of Seller Stock Options or the conversion of Seller Restricted Stock Units outstanding on the date of this Agreement;

          (f) (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of Seller or Seller Subsidiary or (ii) mortgage or pledge any of the property or assets of Seller or Seller Subsidiary, or subject any such property or assets to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), in the ordinary course of business consistent with past practice;

          (g) except in the ordinary course of business consistent with past practice, enter into, or amend or terminate any Seller Contract or any lease or sublease (excluding contracts with respect to capital expenditures, which are governed by clause (h) below); provided that in no event shall Seller enter into any procurement contracts which require or involve the payment by Seller or Seller Subsidiary of more than $150,000 individually or $600,000 in the aggregate;

          (h) make any capital expenditures in excess of $150,000 individually or $600,000 in the aggregate;

          (i) (A) merge with, enter into a consolidation with or otherwise acquire a material portion of the outstanding equity interests in any Person or acquire any portion of the assets or business of any Person (or any division or line of business thereof) having a fair market value in excess of $65,000 or (B) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (B), in the ordinary course of business consistent with past practice; provided that no acquisitions that make it more difficult in any material respect to obtain any approval or authorization required in connection with the transactions contemplated hereby under any Law or that would reasonably be expected to prevent, delay, or impede consummation of the transactions contemplated hereby shall be permitted without consent;

          (j) write down or write up or fail to write down or write up the value of any receivables or revalue any assets of Seller other than in the ordinary course of business and in accordance with GAAP;

          (k) create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (i) letters of credit or replacement letters of credit entered into in the ordinary course of business and consistent with past practice; (ii) any indebtedness owed to Seller by any of its direct or indirect wholly-owned Subsidiaries; or (iii) purchase money debt, capital leases or guarantees in the ordinary course of business not involving indebtedness of more than $65,000 individually or $300,000 in the aggregate;

          (l) create, incur or assume any Encumbrance affecting the material assets or properties of Seller or Seller Subsidiary;

          (m) change any of its methods, principles or practices of financial accounting currently in effect other than as required by GAAP as concurred by its independent registered accountants;

          (n) (i) modify, amend, accelerate, terminate or cancel any Seller Contract, (ii) enter into, amend or modify any agreement or arrangement with Persons that are Affiliates, or (iii) enter into, extend or renew any contract which, if executed prior to the date of this Agreement, would have been required to be disclosed pursuant to Section 4.15, other than, in each case, in the ordinary course of business consistent with past practice;

          (o) enter into, amend or modify any agreement which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies of Seller or Seller Subsidiary;

          (p) transfer or license on an exclusive basis to any Person any rights to Seller Intellectual Property Assets;

          (q) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Seller Intellectual Property Assets or amend or modify in any respect any existing material agreements with respect to any Seller Intellectual Property Assets;

          (r) enter into any material agreement with respect to Seller Intellectual Property Assets or with respect to the intellectual property of any third party, other than, in the case of intellectual property of any third party, in the ordinary course of business;

          (s) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller or Seller Subsidiary;

          (t) form any Subsidiary;

          (u) make any material Tax election or settle or compromise any material Tax liability, if such election, settlement or compromise would have the effect of increasing the Tax liability of Seller or Seller Subsidiary for any period;

          (v) materially reduce the amount of any insurance coverage provided by the existing insurance policies of Seller or Seller Subsidiary;

          (w) settle, pay or discharge (i) the Upsher-Smith Auxilium Litigation or (ii) any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction thereof in the ordinary course of business consistent with past practice as long as the amount paid to settle, pay or discharge such litigation, investigation or arbitration does not exceed $100,000;

          (x) knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); and

          (y) authorize any of, or commit, resolve, offer, agree or announce an intention to take any of, the foregoing actions or any other action inconsistent with the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS

     6.1 Proxy Statement.

          (a) As promptly as practicable after the date of this Agreement, Seller shall prepare and cause to be filed with the SEC the Proxy Statement relating to the Seller Stockholders’ Meeting to be held to consider the adoption and approval of this Agreement. Seller shall cause the Proxy Statement to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement. Each Buyer Entity shall furnish to Seller all information concerning themselves as Seller may reasonably request in connection with the preparation of the Proxy Statement or which may be required under applicable Law. Seller shall promptly notify the Buyer Entities upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with the Buyer Entities prior to responding to any such comments or requests or filing any amendment or supplement to the Proxy Statement, and shall provide the Buyer Entities with copies of all correspondence between Seller and its Representatives on the one hand and the SEC and its staff on the other hand. Seller will cause the Proxy Statement to be mailed to the Seller Stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC (or expiration of applicable period for comments) and shall furnish the information required to be provided to the Seller Stockholders pursuant to the DGCL and any other applicable Law.

          (b) Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall provide the Buyer Entities with a reasonable opportunity to review and comment on such document or response and shall discuss with the Buyer Entities, and include in such document or response, comments reasonably proposed by the Buyer Entities.

     6.2 Seller Stockholders’ Meeting.

          (a) Seller shall, in accordance with applicable Law and its Certificate of Incorporation and Bylaws, take all action necessary to call, give notice of, convene and hold the Seller Stockholders’ Meeting to consider and vote on a proposal to adopt and approve this Agreement as soon as practicable following the date of this Agreement and in no event later than forty (40) days (or such other later date which the parties may agree upon in writing) after the date on which all SEC comments to the Proxy Statement have been resolved. Unless required by applicable Law, Seller shall not postpone the Seller Stockholders’ Meeting or adjourn the Seller Stockholders’ Meeting if a quorum is present, without the prior consent of the Buyer Entities. The Seller Stockholders’ Meeting shall be held on a date selected by Seller in consultation with the Buyer Entities as promptly as practicable after mailing of the Proxy Statement.

          (b) Subject to the provisions of Section 6.4, the Seller Board shall recommend that the Seller Stockholders adopt and approve this Agreement (the “Seller Recommendation”), Seller shall include such Seller Recommendation in the Proxy Statement and Seller shall use its reasonable best efforts to obtain the Seller Requisite Vote.

     6.3 Third Party Consents and Regulatory Approvals.

          (a) Subject to the terms and conditions of this Agreement, each Buyer Entity and Seller will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof, (i) any necessary filing of a Notification and Report Form pursuant to the HSR Act and (ii) all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Authorities under any other antitrust, competition, trade regulation or other Regulatory Law with respect to the transactions contemplated hereby and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable and not extend any waiting period under the HSR Act or any other Regulatory Law or enter into any agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial Action, including any Action by a Governmental Authority or a private party, is instituted (or threatened to be instituted), challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each Buyer Entity and Seller shall cooperate with each other and use its reasonable best efforts to (x) obtain any regulatory approval, (y) contest and resist any such Action, or (z) avoid the entry of or have vacated or terminated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein.

          (b) To the extent permissible under applicable Law, each Buyer Entity and Seller shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

          (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any Action, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each Buyer Entity and Seller shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein); and/or (ii) take such action as reasonably necessary to overturn any regulatory action by any Government Authority to block consummation of this Agreement (and the transactions contemplated herein), including by defending any Action brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, provided that each Buyer Entity and Seller shall cooperate with one another in connection with all proceedings related to the foregoing and the Buyer Entities shall have final decision-making authority on any action or decision required to insure that each Buyer Entity can meet its obligations in this Section 6.3 and its ability to consummate the transaction.

          (d) Notwithstanding the foregoing, each Buyer Entity shall and, shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of such Buyer Entity or any of its Subsidiaries, or effective as of the Effective Time, Seller or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of any Buyer Entity, any of their Subsidiaries, the Surviving Corporation or its Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Termination Date, as may be extended pursuant to Section 8.1(c)).

          (e) Notwithstanding anything in this Agreement to the contrary, Seller shall not, without the consent of the Buyer Entities, publicly or before any Governmental Authority or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in Section 6.3(d).

     6.4 No Solicitation.

          (a) Upon execution of this Agreement, Seller shall and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal. Seller shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of Seller to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to Seller or its businesses, operations or affairs heretofore furnished by Seller or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

          (b) Except as authorized or permitted in this Section 6.4, Seller agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any Person (other than the Buyer Entities) in connection with, an Acquisition Proposal, (iii) enter into any letter of intent or agreement related to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.4(c)), or (iv) approve or recommend an Acquisition Proposal.

          (c) Notwithstanding Section 6.4(b), from the date hereof and prior to the receipt of the Seller Stockholder Approval, if Seller or its Representatives receive an unsolicited bona fide written Acquisition Proposal that the Seller Board determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Superior Proposal, Seller may take the following actions: (i) furnish information with respect to Seller and Seller Subsidiary or their business to the third party making such Acquisition Proposal (a “Qualified Bidder”), provided Seller receives from the Qualified Bidder an executed confidentiality agreement (the terms of which are no less favorable to Seller than those contained in the Confidentiality Agreement) provided that such confidentiality agreement shall not contain any provisions that would prevent Seller from complying with its obligations to provide the Buyer Entities with the required notices under Sections 6.4(e) and (g), and further provided that all such information provided to such Qualified Bidder has been previously provided to the Buyer Entities prior to or concurrently with the time it is provided to such Qualified Bidder; and (ii) engage in discussions or negotiations with the Qualified Bidder and its Representatives with respect to the Acquisition Proposal.

          (d) Except as otherwise provided in Section 6.4(e), neither the Seller Board nor any committee of the Seller Board may withdraw or change in a manner adverse to the Buyer Entities the Seller Recommendation, or propose publicly to approve, adopt or recommend any Acquisition Proposal (an “Adverse Recommendation Change”).

          (e) Notwithstanding Section 6.4(d), at any time prior to receipt of the Seller Stockholder Approval, the Seller Board may in response to a Superior Proposal that did not result from a breach by Seller of this Section 6.4, (i) effect an Adverse Recommendation Change, and/or (ii) enter into a definitive agreement with respect to such Superior Proposal (an “Acquisition Agreement”) and simultaneously terminate this Agreement in accordance with Section 8.1(h) if the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel that failure to do so would reasonably be likely to result in a breach of its fiduciary obligations under applicable Law; provided, however, that such actions may only be taken at a time that is (A) after the fourth (4th) Business Day following a Buyer Entity’s receipt of written notice from Seller that the Seller Board is prepared to take such action (the “Subsequent Determination Notice”), such notice will identify the Person making such Superior Proposal and attach the most current version of any agreement relating to the Superior Proposal (it being understood and agreed that any material amendment to such Superior Proposal, including the financial terms of such Superior Proposal, shall require the delivery of a new Subsequent Determination Notice and the commencement of a new four (4) Business Day period), and (B) at the end of such period, the Seller Board determines in good faith, after taking into account all amendments or revisions irrevocably committed to by the Buyer Entities and after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal. During any such four (4) Business Day period, the Buyer Entities shall be entitled to deliver to Seller one or more counterproposals to such Acquisition Proposal, and Seller shall give the Buyer Entities the opportunity to meet and negotiate with Seller and its Representatives.

          (f) In addition, and notwithstanding the foregoing, at any time prior to receipt of the Seller Stockholder Approval, the Seller Board may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Seller Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), withdraw or modify its recommendation of this Agreement or the Merger if the Seller Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Intervening Event, its fiduciary obligations require it to take such action; provided that, the Seller Board shall not be entitled to take such action pursuant to this sentence unless Seller has (x) provided to the Buyer Entities at least four (4) Business Days’ prior written notice advising the Buyer Entities that the Seller Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such four (4) Business Day period, if requested by the Buyer Entities, provide any information related to the Intervening Event reasonably requested by the Buyer Entities and engage in good faith negotiations with the Buyer Entities to amend this Agreement in such a manner that obviates the need for taking such action as a result of the Intervening Event. Any Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Seller Board, nor shall any Adverse Recommendation Change have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

          (g) From and after the execution of this Agreement, Seller shall notify the Buyer Entities promptly (but in any event within twenty-four (24) hours) of the receipt of any Acquisition Proposal or inquiries, discussions, negotiations, proposals or expressions of interest that would be reasonably expected to lead to, an Acquisition Proposal. This notice shall include (i) the identity of the Person or group making any such Acquisition Proposal, request or inquiry, (ii) a copy of all written materials provided by such Person in connection with such Acquisition Proposal, request or inquiry and (iii) a written summary, if it is not in writing, of any such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, Seller shall keep the Buyer Entities informed promptly (but in any event within twenty-four (24) hours) of all material developments regarding the status and material details of any such Acquisition Proposal, request or inquiry (including, but not limited to, notice of all material amendments with respect thereto).

          (h) Nothing in this Section 6.4 shall be deemed to prohibit Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Seller Board or a committee of the Seller Board, after consultation with its outside legal counsel, failing to take such action would be inconsistent with its obligations under applicable Law (it being understood that any such compliance with Rule 14e-2 or Item 1012(a) may constitute an Adverse Recommendation Change). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by Seller that describes Seller’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Seller Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the stockholders of Seller, shall not constitute an Adverse Recommendation Change or an approval or recommendation with respect to any Acquisition Proposal.

          (i) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide unsolicited written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that did not result from a breach of this Section 6.4 that the Seller Board determines in good faith, after consultation with outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable from a financial point of view to the Seller Stockholders than the Merger (and, to the extent applicable, all amendments or revisions irrevocably committed to by the Buyer Entities pursuant to Section 6.4(e)) taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal, including, without limitation, the likelihood of consummation.

          (j) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, indication of interest, proposal or offer for any transaction or series of related transactions involving (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Seller, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 15% of the assets of Seller and its Subsidiaries, taken as a whole, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Seller or any of its Subsidiaries; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

     6.5 Access to Information.

          (a) Upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, Seller shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the Buyer Entities, reasonable access without undue interruption, during normal business hours during the period from the date of this Agreement until the Effective Time, or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to all of its properties, books, contracts, commitments and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws), and their accountants and accountants’ work papers. Seller also shall provide the Buyer Entities with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of Seller’s business, properties, prospects and personnel as the Buyer Entities may reasonably request. Neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In furtherance of the foregoing, no information identifying individual employees or consultants of Seller or any Subsidiary of Seller or protected personal information regarding such employees or consultants will be disclosed under this Agreement (including in the Seller Disclosure Schedule) in respect of employees or consultants that are employed (or were employed and remain domiciled) in any country that has enacted legislation implementing the EU Personal Data Privacy Directive or similar legislation, except to the extent permitted by a contractual undertaking entered into by Seller and the Buyer Entities regarding maintenance of privacy of such data in a form reasonably necessary to effect compliance with such legislation.

          (b) With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

     6.6 Employment and Benefit Matters.

          (a) For a one-year period commencing at the Effective Time, each of the Buyer Entities agrees to cause the Surviving Corporation to maintain base salary, bonus opportunity and Seller Benefit Plans (but not any stock-based benefits) for the Seller Personnel who remain employed after the Effective Time (collectively, the “Seller Employees”) at the same levels that are, in the aggregate, no less favorable than the benefit levels in effect on the date hereof to the extent that, with respect to the Seller Benefit Plans, the provider of such benefits is willing to make such benefits available to the Seller Personnel. Each Buyer Entity shall, and shall cause the Surviving Corporation to, treat, and cause any new benefit plans in which Seller Employees are entitled to participate to treat, the service of Seller Employees with Seller or any Subsidiary of Seller attributable to any period before the Effective Time as service rendered to the Buyer Entities, the Surviving Corporation or any Subsidiary of the Buyer Entities for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation and vacation accrual, but excluding benefit accrual under any defined benefit pension plan and eligibility for early retirement or for retiree welfare benefit plans. Without limiting the foregoing, each Buyer Entity shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any new health or similar plan to be waived with respect to Seller Employees and their eligible dependents, to the extent waived or satisfied under the corresponding plan in which Seller Employees participated immediately prior to the transition to the new plan, and any deductibles paid by Seller Employees under any of Seller’s or its Subsidiaries’ health plans in the plan year in which the transition to the new plan occurs shall be credited towards deductibles under such new health plans. Each Buyer Entity shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with any new insurance carrier(s) to ensure such result. Seller Employees shall be considered to be employed by a Buyer Entity or Surviving Corporation “at will” and nothing shall be construed to limit the ability of any Buyer Entity or the Surviving Corporation to terminate the employment of any such Seller Employee at any time. The Buyer Entities will cooperate with Seller, and assume all costs, in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Seller or any Subsidiary of Seller in accordance with all applicable Laws and bargaining agreements, if any.

          (b) Subject to Section 6.6(a) hereof, the Buyer Entities shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Seller; provided, however, that the Buyer Entities shall continue to maintain such employee benefit plans and programs of Seller (other than stock based plans) until the Seller Employees are permitted to participate in the plans and programs of a Buyer Entity or the Surviving Corporation in accordance with Section 6.6(a).

          (c) Except as otherwise expressly provided in this Agreement, the Buyer Entities shall, and shall cause the Surviving Corporation to, continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of Seller, or obligations of Seller under any severance or change-in-control policy maintained by Seller, existing as of the date of this Agreement and disclosed in Section 6.6(c) of the Seller Disclosure Schedule (the “Change-in-Control Arrangements”). For purposes of the Change-in-Control Arrangements, each Buyer Entity acknowledges that the occurrence of the Closing will constitute a “change-in-control” and a “change of control” of Seller. Without limiting the foregoing, each Buyer Entity acknowledges and agrees that the executive officers and directors and, as applicable, employees of Seller shall be entitled to the applicable payments and benefits as set forth in such Change-in-Control Arrangements in accordance with the terms thereof, including as disclosed in Section 6.6(c) of Seller Disclosure Schedule, and that such executive officers, directors and employees of Seller shall be third party beneficiaries of this Section 6.6(c) and shall be entitled to enforce the covenants contained herein.

     6.7 Directors’ and Officers’ Indemnification and Insurance.

          (a) Each Buyer Entity agrees that any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Seller and its Subsidiaries (the “Indemnified Parties” and, each, an “Indemnified Party”) provided for in the respective organizational documents, in effect as of the date hereof shall continue in full force and effect (and with respect to Seller, shall be reflected in the applicable organizational documents of such entity), for a period of six (6) years after the Effective Time. During such period, none of the Buyer Entities shall, nor shall any Buyer Entity permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of Seller or its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (b) From and after the Effective Time until the sixth (6th) anniversary of the Effective Time, each Buyer Entity and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of Seller and each Subsidiary of Seller (collectively, the “Covered Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Seller, any Buyer Entity or the Surviving Corporation, as the case may be, shall be entitled to control the defense of such claim, action, suit, proceeding or investigation, (ii) if Seller, any Buyer Entity or the Surviving Corporation (or counsel selected by the applicable insurer of Seller, such Buyer Entity or Buyer Entities or the Surviving Corporation) does not elect to control the defense of such claim, action, suit, proceeding or investigation, the Covered Party shall be entitled to select counsel for the Covered Party, which counsel shall be reasonably satisfactory to Seller, the Buyer Entities the Surviving Corporation, as the case may be, and Seller, the Buyer Entities and the Surviving Corporation shall pay the fees and expenses of such counsel promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action), (iii) the Covered Party shall cooperate in the defense of any such matter, and (iv) none of Seller, any Buyer Entities or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

          (c) At or prior to the Effective Time, Seller shall purchase directors’ and officers’ liability insurance (“D&O Insurance”) (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time on terms acceptable to Seller, so long as the aggregate cost does not exceed two hundred and fifty percent (250%) of the most recent annual premium paid for the D&O Insurance in effect prior to the date of this Agreement. The Buyer Entities shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

          (d) The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein).

          (e) In the event any Buyer Entity or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of such Buyer Entity and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

     6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Buyer Entities.

     6.9 Advice of Changes. The Buyer Entities and Seller shall each promptly notify the other party of any change or event having a Buyer Material Adverse Effect or Seller Material Adverse Effect, as the case may be, or which it believes would otherwise be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.10 Publicity. Except with respect to any action taken pursuant to, and in accordance with, Section 6.4 or ARTICLE VIII, so long as this Agreement is in effect, none of the Buyer Entities nor Seller shall, or shall permit any of its respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Transaction or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.4 or any disclosure of the Buyer Entities in response thereto or in connection therewith.

     6.11 Rule 16b-3 Actions. The Buyer Entities and Seller agree that, in order to most effectively compensate and retain those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.11. Promptly after the date hereof and prior to the Effective Time, Seller shall take all such steps as may be required to cause any dispositions of shares of Seller Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

     6.12 Other Actions by the Buyer Entities. Subject to Section 7.1 and Section 7.2 and Article VIII, each Buyer Entity shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. NewCo shall cause Merger Sub to, promptly following execution of this Agreement, approve and adopt this Agreement and deliver to Seller evidence of Merger Sub’s vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the organizational documents of Merger Sub. NewCo shall cause Borrower to, or shall cause Merger Sub to, promptly following execution of this Agreement, approve the performance of all actions required by it in connection with the Transactions and deliver to Seller evidence of Borrower’s vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the organizational documents of Merger Sub.

     6.13 Financing.

          (a) Each of the Buyer Entities shall use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Agreements, including (i) maintaining in effect the Financing Agreements, (ii) satisfying on a timely basis all conditions applicable to the Buyer Entities or Borrower in the Financing Agreements that are within its control and complying with its obligations thereunder and (iii) provided that all conditions in Section 7.1 and Section 7.2 have been satisfied or waived by the parties entitled thereto (or with respect to certificates to be delivered at Closing, are capable of being satisfied, if not waived by the parties entitled thereto, upon Closing), enforcing its rights under the Financing Agreements in the event of a breach by any of the Financing Parties that impedes or delays the Closing, including seeking specific performance of the parties thereunder. In the event that all conditions to this Agreement have been satisfied, the Buyer Entities shall use reasonable best efforts to cause the Debt Financing Parties to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated by this Agreement (including by taking enforcement action, including seeking specific performance, to cause the Debt Financing Parties to fund such Debt Financing).

          (b) If any portion of the Financing becomes unavailable or the Buyer Entities become aware of any event or circumstance that makes any portion of the Financing unavailable and such portion is required to fund the Merger Consideration, the Buyer Entities shall use their best efforts to arrange and obtain alternative financing from alternative sources, including alternative financial institutions and investment funds, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practical following the occurrence of such event. The Buyer Entities shall keep Seller informed promptly of all material developments regarding the Financing Agreements including providing written and oral notice within twenty-four (24) hours of the occurrence of any material breach of the Financing Agreements, the possibility that a condition thereto will not be satisfied or the termination of the Financing Agreements.

          (c) Seller agrees to provide, and shall cause its Representatives to provide reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by the Buyer Entities in advance written notice to Seller (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller), including without limitation, the provision of a copy of resolutions of the Board of Directors of Seller approving this Transaction; provided that Seller shall not be required to pay any fees (including commitment or other similar fees) or incur any costs in connection with the Financing (or any replacement thereof) prior to the Effective Time.

          (d) In the event that the Financing Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 6.13(b), or if the Buyer Entities substitute other debt or equity financing for all or a portion of the Financing, each of the Buyer Entities and Seller shall comply with its respective covenants in Section 6.13(a), Section 6.13(b) and Section 6.13(c) with respect to the Financing Agreements as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that the Buyer Entities and Seller would have been obligated to comply with respect to the Financing.

     6.14 State Takeover Laws. If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to Seller, the Merger, the Voting Agreements or any other transaction contemplated hereby, then the Seller Board shall take all action necessary to render such statute inapplicable to the foregoing.

     6.15 Notification of Certain Litigation. Seller shall notify the Buyer Entities within twenty-four (24) hours if and after it receives notice of any actions, suits, claims, investigations or proceedings instituted or threatened against Seller or any of its directors, officers or Affiliates, including by any stockholder of Seller, before any court or Governmental Authority relating to this Agreement, the Voting Agreements, the Merger or the other transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Seller shall consult with the Buyer Entities regarding the defense or settlement of any such actions, suits, claims, investigations or proceedings and shall not settle any such litigation without the Buyer Entities’ written consent, which shall not be unreasonably withheld, conditioned or delayed.

     6.16 401(k). Except with the prior written consent of the Buyer Entities, during the period from the date of this Agreement to the Effective Time, Seller shall not (i) make any employer contribution to Seller’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the date of this Agreement, or (ii) make any employer contribution to Seller’s 401(k) plan in the form of Seller Common Stock.

ARTICLE VII
CONDITIONS PRECEDENT TO THE
CONSUMMATION OF THE MERGER

     7.1 Conditions to Each Party’s Obligations To Effect the Merger. The respective obligations of the Buyer Entities and Seller to consummate the Merger are subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of each of the following conditions:

          (a) Seller Stockholder Approval. Seller Stockholder Approval shall have been obtained.

          (b) Other Approvals. Any required approval under the HSR Act and all other regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods applicable to the Merger shall have expired or been terminated.

          (c) No Injunctions or Restraints; Illegality. No order, injunction, judgment, ruling or decree issued by any court or agency of competent jurisdiction or any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, deemed applicable to the Merger or enforced by any Governmental Authority which prohibits, or makes illegal, consummation of the Merger.

     7.2 Conditions to the Obligations of the Buyer Entities. The obligation of the Buyer Entities to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Seller contained in the Agreement shall be true and correct (1) as of the date of the Agreement except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) and (2) as of the Effective Time without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Seller Material Adverse Effect” except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Seller Material Adverse Effect.

          (b) Performance of Obligations of Seller. Seller shall have performed in all material respects any obligation, agreement or covenant required to be performed by it under this Agreement at or prior to the Closing Date and the Buyer Entities shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

          (c) No Seller Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred and be continuing a Seller Material Adverse Effect.

          (d) Cash Balance. The Seller shall have a balance of at least $15,000,000 in cash and cash equivalents as of the Closing Date, after giving effect to all fees, costs and expenses incurred by Seller in connection with the Merger and the transactions contemplated by this Agreement.

          (e) Closing Certificate. The Buyer Entities shall have received for delivery to Agent a certificate executed by an authorized officer of Seller certifying that all of the closing conditions set forth in this Agreement have been satisfied or waived.

     7.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of each Buyer Entity contained in the Agreement shall be true and correct (1) as of the date of the Agreement except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) and (2) as of the Effective Time without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Buyer Material Adverse Effect” except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Buyer Material Adverse Effect.

          (b) Performance of Obligations of Seller. Each Buyer Entity shall have performed in all material respects any obligation, agreement or covenant required to be performed by it under this Agreement at or prior to the Closing Date and Seller shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of each Buyer Entity to such effect.

     7.4 Frustration of Closing Conditions. Neither Seller nor the Buyer Entities may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.3 and Section 6.13.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholder Approval:

          (a) by mutual written consent of Seller and the Buyer Entities;

          (b) by either the Buyer Entities or Seller if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Transaction; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 6.3;

          (c) by either the Buyer Entities or Seller if the Merger shall not have been consummated on or before May 31, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if such party (i) failed to perform any of its obligations under this Agreement or otherwise violated this Agreement or (ii) failed to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, and such failure or violation has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

          (d) by the Buyer Entities, in the event that the Seller shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any representation or warranty contained herein, or if a representation or warranty of Seller shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 7.2, and (ii) has not been cured within thirty (30) calendar days following notice by the Buyer Entities, or if the Termination Date is less than thirty (30) calendar days from the notice by the Buyer Entities, has not been or cannot reasonably be expected to be cured by the Termination Date; provided that none of the Buyer Entities is in material breach of any representation, warranty or covenant contained in this Agreement;

          (e) by Seller, in the event that any Buyer Entity shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties, in either case which breach or failure would reasonably be expected to prevent or materially delay the consummation of the Merger and is either incurable or, if curable, is not cured by the Buyer Entities within thirty (30) calendar days following notice by Seller or, if the Termination Date is less than thirty (30) calendar days from the notice by Seller, has not been or cannot reasonably be expected to be cured by the Termination Date; provided at the time of the delivery of such written notice Seller is not in material breach of any representation, warranty or covenant contained in this Agreement;

          (f) by either the Buyer Entities or Seller if the Seller Stockholders shall have failed to obtain Seller Stockholder Approval at the Seller Stockholders’ Meeting or at any adjournment or postponement thereof;

          (g) by the Buyer Entities, if prior to receipt of the Seller Stockholder Approval (i) the Seller Board shall have failed to include the Seller Recommendation in the Proxy Statement, (ii) the Seller Board shall have effected an Adverse Recommendation Change, (iii) the Seller Board shall have approved, or recommended that the Seller Stockholders accept or approve, an Acquisition Proposal, (iv) Seller, any of its Subsidiaries or any of their respective Representatives, shall have breached in any material respect the provisions of Section 6.4, and such violation or breach has resulted in the receipt by Seller of an Acquisition Proposal, (v) the Seller Board shall have failed to reaffirm its approval and recommendation of the Agreement within five (5) Business Days after the Seller Board receives a written request from the Buyer Entities that the Seller Board provide such reaffirmation (provided that the Buyer Entities are only allowed to make two (2) such reaffirmation requests, in the aggregate, prior to the Seller Stockholders’ Meeting), (vi) any third party shall have publicly commenced a tender or exchange offer or other transaction constituting an Acquisition Proposal implicating Rule 14e-2 and Seller shall not have filed with the SEC, or published, sent or given to its security holders, a statement pursuant to Rule 14e-2 within ten (10) Business Days after such tender or exchange offer is first published, sent or given, disclosing that Seller recommends rejection of such tender or exchange offer by Seller’s Stockholders, or (vii) the Seller Board shall have resolved to do any of the foregoing;

          (h) by Seller, if prior to receipt of the Seller Stockholder Approval the Seller Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 6.4, and in connection with such termination Seller is entering into an Acquisition Agreement with respect to such Superior Proposal; or

          (i) by Seller if the Closing has not occurred within five (5) Business Days of Seller delivering written notice to the Buyer Entities confirming that (A) Seller is prepared to effect the Closing, (B) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied and (C) the conditions set forth in Section 7.3 have been satisfied or that Seller is willing to waive any unsatisfied conditions in Section 7.3.

     8.2 Effect of Termination.

          (a) In the event of a termination and abandonment of this Agreement by either the Buyer Entities or Seller as provided in Section 8.1, this Agreement shall immediately become void and have no effect, and none of the Buyer Entities, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 6.5(b) (Access to Information), Section 6.10 (Publicity), Section 8.2 (Effect of Termination), and ARTICLE IX (Miscellaneous) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing, none of the Buyer Entities nor Seller shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party or such party’s stockholders) arising out of its intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith, or any fraud and provided further, that in circumstances where Seller or the Buyer Entities are obligated to consummate the Merger, the failure by such party to consummate the Merger in accordance with the provisions hereof shall be deemed an intentional breach by such party of this Agreement.

          (b) In the event this Agreement is terminated by:

                    (A) the Buyer Entities pursuant to Section 8.1(g); or

                    (B) Seller pursuant to Section 8.1(h),

               then Seller shall make a cash payment to the Buyer Entities in the aggregate amount of $1,900,000 (the “Termination Fee”).

          (c) In the event this Agreement is terminated by the Buyer Entities or Seller pursuant to Section 8.1(c) or 8.1(d), or by the Buyer Entities or Seller pursuant to Section 8.1(f) (but only if Seller, any of its Subsidiaries or any of their respective Representatives has not complied with its obligations under Section 6.4), and prior to such termination an Acquisition Proposal had been publicly announced and is still pending, and if within twelve (12) months following such termination, Seller or any of its Subsidiaries shall have entered into a definitive agreement to engage in a transaction qualifying as an Acquisition Proposal (with all references to 15% in the definition thereof being treated as references to 50% for purposes hereof) with any Person other than the Buyer Entities or any Affiliate of the Buyer Entities, then Seller shall immediately upon the consummation of such transaction, make a cash payment to the Buyer Entities of the Termination Fee.

          (d) If required under this Section 8.2, the Termination Fee shall be paid in immediately available funds to an account designated by the Buyer Entities within two (2) Business Days after the date of the event giving rise to the obligation to make such payment; provided, however, if the Termination Fee is payable as a result of a termination pursuant to Section 8.1(h), then the Termination Fee shall be payable simultaneous with such termination.

          (e) The parties acknowledge and agree that the provisions for payment of any Termination Fee are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce each Buyer Entity to enter into this Agreement and to reimburse each Buyer Entity entitled to receive such Termination Fee for incurring the costs and Expenses related to entering into this Agreement and attempting to consummate the transactions contemplated by this Agreement. Accordingly, if Seller shall fail to pay in a timely manner the amounts due pursuant to this Section 8.2 and, in order to obtain such payment, any Buyer Entity entitled to receive such Termination Fee makes a claim that results in a judgment against Seller, the Seller shall pay to each Buyer Entity entitled to receive such Termination Fee such Buyer Entity’s reasonable costs and Expenses incurred in connection with such suit, together with interest on the amounts set forth in this Section 8.2 at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

          (f) Subject to the provisions of Section 8.2(a), the parties agree that the payment of the Termination Fee to the Buyer Entities (together with any costs, Expenses or interest owed under Section 8.2(e), if applicable) shall be the sole and exclusive remedy available to the Buyer Entities with respect to this Agreement and the Transaction in the event any payment of the Termination Fee to the Buyer Entities becomes due and payable under the terms of this Agreement, and, upon payment of the Termination Fee to the Buyer Entities (together with any costs, Expenses or interest owed under Section 8.2(e), if applicable), Seller shall have no further liability to the Buyer Entities hereunder.

     8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger to the stockholders of Seller; provided, however, that after the approval and adoption of this Agreement by the Seller Stockholders, no amendment of this Agreement shall be made which by Law requires further approval by the stockholders of Seller without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the approval and adoption of this Agreement by the Seller Stockholders, no extension or waiver of this Agreement or any portion thereof shall be made which by Law requires further approval by the stockholders of Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
MISCELLANEOUS

     9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Account in full.

     9.2 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     9.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy or facsimile transmission (providing confirmation of transmission) addressed as follows:

(a) If to the Buyer Entities, a Buyer Entity, or NewCo, Merger Sub or Borrower, to (which shall constitute notice to each and all Buyer Entities):

FCB I Holdings Inc.
FCB I Acquisition Corp.
c/o Footstar Corporation
933 MacArthur Blvd.
Mahwah, NJ 07430
Fax: (201) 327-2130
Attn: Jonathan M. Couchman

and to

Black Horse Capital Management LLC
338 S. Sharon Amity Rd. #202
Charlotte, NC 28211
Fax: (646) 837-0437
Attn: Dale B. Chappell

with required copies to (which shall not constitute notice):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Fax: (212) 451-2222
Attn: Adam W. Finerman

and to

Baker & McKenzie LLP
One Prudential Plaza, Suite 3500
130 E. Randolph Drive
Chicago, IL 60601
Attention: Carmen Lonstein and Christopher M. Bartoli
Facsimile: (312) 861-2899

                (b) If to Seller, to:

CPEX Pharmaceuticals, Inc.
2 Holland Way
Exeter, NH 03833
Fax: (603) 658-6101
Attn: John A. Sedor and Robert P. Hebert

with required copies to (which shall not constitute notice):

Goodwin Procter LLP
Exchange Place
53 State St.
Boston, MA
Fax: (617) 523-1231
Attn: Joseph L. Johnson III, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

     9.4 Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Except where expressly stated otherwise in this Agreement, including any schedules, annexes or exhibits hereto, the following rules of interpretation apply: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;” (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including any schedules, annexes or exhibits hereto, and not to any particular provision; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation hereof; (vi) definitions are applicable to the singular as well as the plural forms of such terms; (vii) pronouns shall include the corresponding masculine, feminine or neuter forms; (viii) references to a Person are also to such Person’s permitted successors and assigns; (ix) references to an “Article,” “Section,” “Exhibit,” “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement; (x) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (xi) references to a federal, state, provincial, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder; and (xii) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. For purposes of this Agreement, Seller shall not be deemed to be an Affiliate or Subsidiary of any Buyer Entity. Unless otherwise provided herein, delivery, notice, information being communicated or disclosed, or materials being made available or otherwise directed to one Buyer Entity shall be deemed to have been so delivered, noticed, communicated, disclosed, made available or otherwise directed, as the case may be, to each and all Buyer Entities. Unless otherwise provided herein, the consent of, or delivery, notice, information being communicated or disclosed, or materials being made available by, or otherwise involving an act or omission of, one Buyer Entity shall be deemed to have been consented to, delivered, noticed, communicated, disclosed, made available, or otherwise acted upon or omitted by, as the case may be, by each and all Buyer Entities. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).

     9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

     9.6 Entire Agreement. This Agreement, together with the exhibits, annexes and schedules hereto, the Confidentiality Agreement, the Financing Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

     9.7 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.3. Nothing in this Section 9.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH BUYER ENTITY AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER ENTITIES OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     9.9 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that any Buyer Entity may assign their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of such Buyer Entity to the extent NewCo and/or Merger Sub, as applicable, agree to remain liable for the performance of such wholly-owned Subsidiary of its obligations hereunder. Except (i) as provided in Section 6.6 (Employment and Benefit Matters) hereof, (ii) as provided in Section 6.7 (Directors’ and Officers’ Indemnification and Insurance) hereof and (iii) the provisions of ARTICLE I and ARTICLE II concerning payment of the aggregate Merger Consideration, which shall inure to the benefit of the Seller Stockholders but, prior to the Effective Time, may only be enforced by Seller acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

     9.10 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

     9.11 NewCo Guarantee. NewCo shall cause Merger Sub and Borrower to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Financing Agreements, the Merger and the other transactions contemplated by this Agreement. As a material inducement to Seller’s willingness to enter into this Agreement and perform its obligations hereunder, NewCo hereby unconditionally guarantees full performance and payment by Merger Sub and Borrower of each of its respective covenants, obligations and undertakings pursuant to or otherwise in connection with this Agreement, the Financing Agreements, the Merger and the other transactions contemplated by this Agreement and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Merger Sub and Borrower shall also be deemed to be a joint and several breach or failure to perform by the Buyer Entities, and Seller or any Person authorized under Section 9.9, if applicable, shall have the right, exercisable in Seller or such Person’s sole discretion, to pursue any and all available remedies Seller or such Person may have arising out of any such breach or nonperformance directly against any Buyer Entity in the first instance.

     9.12 Specific Performance.

          (a) The parties hereto agree that (i) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached (including failing to take such actions as are required hereunder to consummate the Merger) and (ii) the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which such party is entitled at law or in equity. Accordingly, (a) the Buyer Entities shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by Seller and to enforce specifically the terms and provisions of this Agreement and (b) Seller shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations of each and every Buyer Entity to (i) use reasonable best efforts to obtain the Debt Financing, (ii) use reasonable best efforts to obtain the FB Financing, (iii) enforce its rights under the Financing Agreements in the event of a breach by the Financing Parties that impedes or delays Closing, including seeking specific performance of the Financing Parties’ obligations thereunder, and (iv) satisfy the conditions to Closing set forth in Section 7.1 and Section 7.3 and consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, it is explicitly agreed that Seller shall be entitled to seek specific performance of the Buyer Entities’ obligation to cause the FB Financing to be funded to fund the Merger in the event that (i) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived by the parties entitled thereto (or with respect to certificates to be delivered at Closing, are capable of being satisfied, if not waived by the parties entitled thereto, upon Closing), (ii) the financing provided for by the Debt Financing Agreements has been funded or will be funded at Closing if the FB Financing is funded at Closing and (iii) Seller has confirmed that if specific performance is granted and the FB Financing and Debt Financing are funded, then the Closing pursuant to Article I will occur.

          (b) For the avoidance of doubt, either Seller or the Buyer Entities may contemporaneously commence an action for specific performance and seek any other form of remedy at law or in equity that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages), but no such alternative remedy may be granted unless and until the court has declined to award specific performance. If a court of competent jurisdiction has declined to specifically enforce the obligations of a party hereto to consummate the Merger pursuant to a claim for specific performance brought against such party in connection with this Agreement, any award of damages may be granted by such court for such breach by such party in accordance with the provisions of Section 8.2.

          (c) From and after the Effective Time, nothing in this Section 9.12 will limit the rights or remedies of any Indemnified Party under Section 6.7.

     9.13 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

     “Acquisition Agreement” shall have the meaning ascribed thereto in Section 6.4(e) hereof.

     “Action” shall have the meaning ascribed thereto in Section 4.10 hereof.

     “Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.4(j) hereof.

     “Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 6.4(d) hereof.

     “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

     “Agent” shall mean The Bank of New York Mellon, as administrative, payment and collateral agent, as applicable, for itself as a Debt Financing Party and for the other Debt Financing Parties.

     “Agreement” shall have the meaning ascribed thereto in the recitals hereto.

     “agreement” shall mean any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such Person and as it may be amended or otherwise modified from time to time.

     “Appraisal Rights Provisions” shall have the meaning ascribed thereto in Section 2.3(a) hereof.

     “AST” shall have the meaning ascribed thereto in the recitals hereto.

     “Book-Entry Share” and “Book-Entry Shares” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

     “Borrower” shall have the meaning ascribed thereto in the recitals hereto.

     “Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

     “Buyer Disclosure Schedule” shall have the meaning ascribed thereto in ARTICLE III hereof.

     “Buyer Entity” shall have the meaning ascribed thereto in the recitals hereto.

     “Buyer Entities” shall have the meaning ascribed thereto in the recitals hereto.

     “Buyer Material Adverse Effect” shall mean any Change that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Buyer Material Adverse Effect, has a material adverse effect on the ability of the Buyer Entities to consummate the transactions contemplated by this Agreement.

     “Bylaws” shall mean the Amended and Restated Bylaws of Seller.

     “Certificate” and “Certificates” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

     “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Seller, as amended.

     “Certificate of Merger” shall have the meaning ascribed thereto in Section 1.2 hereof.

     “Change” shall mean any change, event, circumstance, development or effect.

     “Change-in-Control Arrangements” shall have the meaning ascribed thereto in Section 6.6(c) hereof.

     “Closing” shall have the meaning ascribed thereto in Section 1.2 hereof.

     “Closing Date” shall have the meaning ascribed thereto in Section 1.2 hereof.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Confidentiality Agreement” shall mean that certain letter agreement between Seller and Black Horse Capital Advisors LLC, dated as of August 9, 2010.

     “Copyrights” shall have the meaning ascribed thereto in Section 4.19(c)(i)(C) hereof.

     “Covered Parties” shall have the meaning ascribed thereto in Section 6.7(b) hereof.

     “D&O Insurance” shall have the meaning ascribed thereto in Section 6.7(c) hereof.

     “Debt Financing” shall have the meaning ascribed thereto in Section 3.7 hereof.

     “Debt Financing Agreements” shall have the meaning ascribed thereto in Section 3.7 hereof.

     “Debt Financing Parties” shall have the meaning ascribed thereto in the recitals hereto.

     “Delaware Courts” shall have the meaning ascribed thereto in Section 9.7 hereof.

     “DGCL” shall have the meaning ascribed thereto in Section 1.1 hereof.

     “Dissenting Shares” shall have the meaning ascribed thereto in Section 2.3(a) hereof.

     “Dissenting Stockholders” shall have the meaning ascribed thereto in Section 2.3(a) hereof.

     “DOJ” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

     “Effective Time” shall have the meaning ascribed thereto in Section 1.2 hereof.

     “Encumbrances” shall mean all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” shall mean any Person that together with Seller would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

     “Exchange Account” shall have the meaning ascribed thereto in Section 2.2(a) hereof.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Expenses” shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the Financing Agreements and all other matters related to the consummation of the Transactions.

     “FB Commitment Letters” shall have the meaning ascribed thereto in recitals hereto.

     “FB Financing” shall have the meaning ascribed thereto in Section 3.7 hereof.

     “FB Financing Parties” shall have the meaning ascribed thereto in the recitals hereto.

     “FDA” shall have the meaning ascribed thereto in Section 4.21(a) hereof.

     “Financing” shall have the meaning ascribed thereto in Section 3.7 hereof.

     “Financing Agreements” shall have the meaning ascribed thereto in Section 3.7 hereof.

     “Financing Parties” shall mean the Debt Financing Parties and the FB Financing Parties.

     “FTC” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

     “GAAP” shall mean generally accepted accounting principles.

     “Governmental Authority” shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, or other judicial, regulatory or administrative authority of any nature, including courts and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.

     “Health Care Law” shall have the meaning ascribed thereto in Section 4.21(b) hereof.

     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “In-licensed Patents” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

     “Indemnified Parties” shall have the meaning ascribed thereto in Section 6.7(a) hereof.

     “Insurance Policies” shall have the meaning ascribed thereto in Section 4.20 hereof.

     “Intervening Event” shall have the meaning ascribed thereto in Section 6.4(f) hereof.

     “Intellectual Property Assets” shall have the meaning ascribed thereto in Section 4.19(c)(i) hereof.

     “IRS” shall mean the Internal Revenue Service.

     “Key Employee” shall mean each of the individuals listed in Section 9.13 of the Seller Disclosure Schedule.

     “Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

     “Loan Agreement” shall have the meaning ascribed thereto in the recitals hereto.

     “made available” shall mean that such information or documentation was either (a) provided directly to a Buyer Entity or its outside counsel or outside auditing firm in its capacity as agent or advisor to such Buyer Entity, (b) included in the RR Donnelley Venue under the project name Charlie on or before 11:59 pm (EST) on the date prior to the date hereof, or (c) filed by Seller with the SEC on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

     “Marks” shall have the meaning ascribed thereto in Section 4.19(c)(i)(B) hereof.

     “Merger” shall have the meaning ascribed thereto in the recitals hereto.

     “Merger Consideration” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

     “Merger Sub” shall have the meaning ascribed thereto in the recitals hereto.

     “Merger Sub Common Stock” shall have the meaning ascribed thereto in Section 2.1(a) hereof.

     “NewCo” shall have the meaning ascribed thereto in the recitals hereto.

     “NewCo Common Stock” shall mean NewCo’s common stock, par value $0.01 per share.

     “Owned Real Property” shall have the meaning ascribed thereto in Section 4.16(a) hereof.

     “Patents” shall have the meaning ascribed thereto in Section 4.19(c)(i)(A) hereof.

     “Paying Agent” shall have the meaning ascribed thereto in Section 2.2(a) hereof.

     “Permitted Encumbrances” shall mean (i) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith, (ii) statutory Encumbrances existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Encumbrances reflected in the in the consolidated financial statements of the Seller and Subsidiary included in the Seller SEC Documents or referenced in the Seller Disclosure Schedule, (iv) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the use of the assets subject thereto or affected thereby or (v) Encumbrances on the landlord’s interest in the premises not caused by Seller, any Subsidiary of Seller or any of their respect agents, contractors or representatives.

     “Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

     “Proxy Statement” shall have the meaning ascribed thereto in Section 3.9 hereof.

     “Qualified Bidder” shall have the meaning ascribed thereto in Section 6.4(c) hereof.

     “Regulatory Law” shall mean the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     “Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Seller, the Buyer Entities, Merger Sub or any of their respective Subsidiaries, as the case may be.

     “Rights Agreement” shall have the meaning ascribed thereto in the recitals hereto.

     “Rights Plan Amendment” shall have the meaning ascribed thereto in the recitals hereto.

     “Rule 14e-2” shall refer to Rule 14e-2 promulgated under the Exchange Act.

     “Sarbanes-Oxley Act” shall have the meaning ascribed thereto in Section 4.5(a) hereof.

     “SEC” shall mean the U.S. Securities and Exchange Commission.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Seller” shall have the meaning ascribed thereto in the recitals hereto.

     “Seller Balance Sheet” shall have the meaning ascribed thereto in Section 4.6 hereof.

     “Seller Benefit Plans” shall have the meaning ascribed thereto in Section 4.13(a) hereof.

     “Seller Board” shall mean the board of directors of Seller.

     “Seller Common Stock” shall have the meaning ascribed thereto in the recitals hereto.

     “Seller Contracts” shall have the meaning ascribed thereto in Section 4.15 hereof.

     “Seller Copyrights” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

     “Seller Disclosure Schedule” shall have the meaning ascribed thereto in ARTICLE IV hereof.

     “Seller Employees” shall have the meaning ascribed thereto in Section 6.6(a) hereof.

     “Seller Financial Statements” shall have the meaning ascribed thereto in Section 4.6 hereof.

     “Seller Governmental Approvals” shall have the meaning ascribed thereto in Section 4.11 hereof.

     “Seller Intellectual Property Assets” shall have the meaning ascribed thereto in Section 4.19(c)(iii) hereof.

     “Seller Leases” shall have the meaning ascribed thereto in Section 4.16(b) hereof.

     “Seller Marks” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

     “Seller Material Adverse Effect” shall mean any of (A) a Change that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Seller Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, condition (financial or other) or results of operations of Seller and its Subsidiaries, taken as a whole, (ii) the ability of Seller to consummate the transactions contemplated by this Agreement, (iii) the validity of U.S. Patent No. 7,320,968 or (iv) the enforceability of the contractual rights of Seller under the License Agreement (as such term is defined in the Loan Agreement), (B) the FDA withdraws its approval to market Testim or (C) the termination of the License Agreement by Auxilium Pharmaceuticals, Inc.; provided, however, that none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Seller Material Adverse Effect, or taken into account when determining whether a Seller Material Adverse Effect has occurred or would occur:

          (i) any Change to the extent resulting from general economic conditions in the United States or any other country or region in the world (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

          (ii) any Change to the extent resulting from conditions in the industries in which Seller and Seller Subsidiary conduct business (the “Seller’s Industry”) (in each case other than Changes that affect Seller and Seller Subsidiary, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

          (iii) any Change to the extent resulting from acts of war, sabotage or terrorism in the United States or any other country or region in the world (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

          (iv) any Change to the extent resulting from the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement;

          (v) any Change to the extent resulting from any actions taken, or failure to take action, in each case which the Buyer Entities have requested in writing or approved in writing or to which the Buyer Entities have consented in writing;

          (vi) any Change to the extent resulting from changes in law or other legal or regulatory conditions (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

          (vii) any Change to the extent resulting from changes in GAAP (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

          (viii) any Change to the extent resulting from changes in Seller’s stock price or the trading volume of Seller Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Seller Material Adverse Effect);

          (ix) any Change to the extent resulting from any failure by Seller to meet any internal or public estimates, projections, budgets, forecasts or expectations of Seller’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Seller Material Adverse Effect); and

          (x) any Change to the extent resulting from the pendency or announcement of the Merger or the transactions contemplated by this Agreement, including the termination of relationships by customers, suppliers or any other Person having a contractual relationship with Seller or Seller Subsidiary or the termination by employees of their employment with Seller or Seller Subsidiary.

     “Seller Other Plans” shall have the meaning ascribed thereto in Section 4.13(a) hereof.

     “Seller Patents” shall have the meaning ascribed thereto in Section 4.19(a) hereof.

     “Seller Pension Plans” shall have the meaning ascribed thereto in Section 4.13(a) hereof.

     “Seller Permits” shall have the meaning ascribed thereto in Section 4.21(a) hereof.

     “Seller Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of Seller or any of its Subsidiaries.

     “Seller Preferred Stock” shall have the meaning ascribed thereto in Section 4.2(a) hereof.

     “Seller Products” shall mean Testim, a testosterone gel for the treatment of hypogonadism.

     “Seller Recommendation” shall have the meaning ascribed thereto in Section 6.2(b) hereof.

     “Seller Regulatory Agency” shall have the meaning ascribed thereto in Section 4.21(a) hereof.

     “Seller Requisite Vote” shall have the meaning ascribed thereto in Section 4.3(a) hereof.

     “Seller Restricted Stock Units” shall mean awards of restricted stock units for Seller Common Stock issued under the Seller Stock Plan.

     “Seller Rights” shall have the meaning ascribed thereto in the recitals hereto.

     “Seller SEC Documents” shall have the meaning ascribed thereto in Section 4.5(a) hereof.

     “Seller Stockholder Approval” shall have the meaning ascribed thereto in Section 4.18(b) hereof.

     “Seller Stockholders” shall mean the holders of Seller Common Stock.

     “Seller Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 4.3(a) hereof.

     “Seller Stock Option” shall mean options to purchase Seller Common Stock issued under the Seller Stock Plan.

     “Seller Stock Plan” shall mean the stock plan of Seller designated as the Amended and Restated 2008 Equity Incentive Plan.

     “Seller Subsidiary” shall have the meaning ascribed thereto in Section 4.1(b) hereof.

     “Seller Trade Secrets” shall have the meaning ascribed thereto in Section 4.19(b)(xiii) hereof.

     “Seller’s Business” shall have the meaning ascribed thereto in Section 4.19(c)(ii) hereof.

     “Seller’s Financial Advisor” shall have the meaning ascribed thereto in Section 4.9 hereof.

     “Seller’s knowledge” or “knowledge of Seller”, or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable investigation) of the individuals set forth in Section 9.13 of the Seller Disclosure Schedule.

     “Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 6.4(e) hereof.

     “Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

     “Superior Proposal” shall have the meaning ascribed thereto in Section 6.4(i) hereof.

     “Surviving Corporation” shall have the meaning ascribed thereto in Section 1.1 hereof.

     “Surviving Corporation Bylaws” shall have the meaning ascribed thereto in Section 1.4 hereof.

     “Surviving Corporation Charter” shall have the meaning ascribed thereto in Section 1.4 hereof.

     “Tax” shall mean any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments or levies, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

     “Tax Return” shall mean any report, return, declaration or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     “Termination Date” shall have the meaning ascribed thereto in Section 8.1(c) hereof.

     “Termination Fee” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

     “Third Party Rights” shall have the meaning ascribed thereto in Section 4.19(b)(viii) hereof.

     “Trade Secrets” shall have the meaning ascribed thereto in Section 4.19(c)(i)(D) hereof.

     “Transaction” shall have the meaning ascribed thereto in the recitals hereto.

     “Upsher Smith Auxilium Litigation” shall have the meaning ascribed thereto in Section 4.19(b)(xiv) hereof.

     “U.S.” or “United States” shall mean the United States of America.

     “Voting Agreements” shall have the meaning ascribed thereto in the recitals hereto.

     “Voting Debt” shall have the meaning ascribed thereto in Section 4.2(a) hereof.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each Buyer Entity and Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

BUYER ENTITIES

FCB I HOLDINGS INC.

By:	/s/ Jonathan M. Couchman
	Name:	Jonathan M. Couchman
	Title:	President, Secretary & Treasurer

FCB I ACQUISITION CORP.

By:	/s/ Jonathan M. Couchman
	Name:	Jonathan M. Couchman
	Title:	President, Secretary & Treasurer

CPEX PHARMACEUTICALS, INC.

By:	/s/ John A. Sedor
	Name:	John A. Sedor
	Title:	President and Chief Executive Officer

Exhibit A

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CPEX PHARMACEUTICALS, INC.

________________________

     The undersigned, being the [_________________________], of CPEX Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law of the State of Delaware”), does hereby certifies that:

     The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 28, 2007 (the “Original Certificate of Incorporation”). The Original Certificate of Incorporation was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 13, 2008 (the “Amended and Restated Certificate of Incorporation”).

     This Second Amended and Restated Certificate of Incorporation was duly adopted pursuant to Section 251 of the Delaware Corporation Law and restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety, as follows:

     FIRST: The name of this Corporation is CPEX Pharmaceuticals, Inc. (the “Corporation”).

     SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

     THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any part of the world in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.

     FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of

Exhibit A - 1

Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     SIXTH: The power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of or limit their power to make, alter, or repeal the By-Laws.

     SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended. Neither the amendment or repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal with respect to act or omissions occurring prior to such amendment or repeal.

     EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such director’s or officer’s heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any such director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The Corporation shall indemnify the present and former directors and officers of (the “CPEX Indemnified Parties”) the Corporation immediately prior to the consummation of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger by and among FCB I Holdings Inc., FCB I Acquisition Corp. and the Corporation (the “Merger Agreement”) in respect of actions or omissions occurring at or prior to the Effective Time (as defined in the Merger Agreement), including, without limitation, the transactions contemplated by the Merger Agreement, to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any such CPEX Indemnified Party (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Exhibit A - 2

     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation and the CPEX Indemnified Parties.

     The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

     Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation or the CPEX Indemnified Parties existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

     IN WITNESS WHEREOF, I have hereunto set my hand this [__] day of [____________________].

CPEX PHARMACEUTICALS, INC.

Name:
Title:

Exhibit A - 3